Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES INCORPORATED

LIGHTNING MERGER SUB, INC.

and

BOLT TECHNOLOGY CORPORATION

SEPTEMBER 3, 2014

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 3, 2014, is by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LIGHTNING MERGER SUB, INC., a Connecticut corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”).

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have each adopted this Agreement and have approved and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of common stock, no par value, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares described in Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(b)), will be converted into the right to receive $22.00 per Share in cash (the “Merger Consideration”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, and covenants, and to enter into certain agreements, in connection with the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into a Shareholders’ Agreement, dated the date hereof, with certain officers of the Company named therein (the “Officers”), the form of which is attached as Exhibit A-1 hereto, and with certain directors of the Company named therein (the “Directors”, and together with the Officers, the “Shareholders”), the form of which is attached as Exhibit A-2 hereto (collectively, the “Shareholders’ Agreement”), pursuant to which each Shareholder has, among other things, agreed to vote all Shares beneficially owned by such Shareholder in favor of the Merger and this Agreement and against any Takeover Proposal (as defined in Section 5.2(f)), in each case subject to and on the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1       The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Connecticut Business Corporations Act, as amended (the “CBCA”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which:

(a)        Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease;

(b)        the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) under the name “Teledyne Bolt, Inc.” and shall continue to be governed by the laws of the State of Connecticut; and

(c)        the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, and franchises, shall continue unaffected by the Merger.

The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Surviving Corporation, and by the by-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 33-820 of the CBCA.

Section 1.2       Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Connecticut local time, on a date to be specified by the parties hereto, which shall be as soon as practicable, but in no event later than the fourth Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI hereof (the “Closing Date”), at or directed from the offices of McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, New York 10105-0106, unless another date or place is agreed to in writing by the parties hereto; provided that, the parties may participate in the Closing remotely by electronic delivery of documents and/or funds. “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions are required or authorized by law to be closed in the State of California or the State of Connecticut.

Section 1.3       Effective Time. Parent, Merger Sub, and the Company shall cause an appropriate certificate of merger meeting the requirements of Section 33-819 of the CBCA (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Connecticut Secretary of State (the “Secretary of State”) as provided in the CBCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State pursuant to Section 33-819 of the CBCA or such later time as shall be agreed upon by the parties hereto and set forth in the Certificate of Merger in accordance with the CBCA (such time of effectiveness, the “Effective Time”).

Section 1.4       Directors and Officers of the Surviving Corporation. The parties hereto shall take or cause to be taken all actions necessary so that the directors of Merger Sub and those individuals designated by Parent on or prior to the Closing Date shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 1.5       Shareholders’ Meeting; Proxy Statement.

(a)        Subject to the Company’s rights under Section 7.1(c)(ii), the Company, acting through its Board of Directors (the “Board”), shall, in accordance with applicable law, the Company Certificate of Incorporation, the Company By-laws and the rules and regulations of NASDAQ:

(i)        duly call, give notice of, convene, and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof with the record date and the meeting date of the Special Meeting to be selected after reasonable consultation with Parent; provided, however, that the Company may adjourn or postpone the Special Meeting (A) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement (as hereinafter defined) is provided to the Company’s shareholders within a reasonable amount of time in advance of the Special Meeting, (B) as otherwise required by applicable law, or (C) if as of the time for which the Special Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting;

(ii)        (A) obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in a proxy statement in preliminary and definitive form relating to the Special Meeting (the “Proxy Statement”) and prepare and file with the United States Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable but in no event later than fifteen (15) Business Days after the date hereof, a preliminary Proxy Statement relating to the Merger and this Agreement, (B) respond promptly to any comments made by the SEC with respect to such preliminary Proxy Statement and, as soon as practicable thereafter, cause a definitive Proxy Statement to be disseminated to its shareholders, as and to the extent required by applicable federal securities laws;

(iii)        include in the Proxy Statement (A) the unanimous recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or unless such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (B) the opinion of Johnson Rice & Company L.L.C. (the “Financial Advisor”) described in Section 3.23 (if the Financial Advisor authorizes such inclusion, which authorization the Company will request); and

(iv)      use commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by its shareholders as soon as practicable (including by retaining an outside proxy solicitation firm at the Company’s own cost and expense);

(b)        Parent shall provide the Company with the information concerning Parent and Merger Sub reasonably required to be included in the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement (or any amendments or supplements thereto) prior to the filing of any such document with the SEC. The Company shall give reasonable and good faith consideration to any and all comments made by Parent and its counsel and will incorporate reasonable comments of Parent and/or its counsel prior to filing. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the reasonable opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff, will give reasonable and good faith consideration to any and all comments made by Parent and will incorporate reasonable comments of Parent and/or its counsel prior to any such response. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub, or any of its other Subsidiaries (as defined in Section 3.1(c)) or Affiliates (as defined in Section 8.10) in favor of the approval of the Merger and the approval of this Agreement.

(c)        Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders (and will use its reasonable efforts to incorporate any reasonable comments of Parent and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by applicable federal securities laws.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1       Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock or of the shares of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”):

(a)        Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, no par value, of the Surviving Corporation.

(b)        Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)        Conversion of Shares. Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares (if any), shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)        Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change, such that the holders of Company Common Stock and other Company securities are provided the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 2.2       Exchange of Certificates.

(a)        Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”), reasonably acceptable to the Company, to make the payments of the Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). On or prior to the Closing Date, Parent shall deposit the aggregate amount of such Merger Consideration with the Paying Agent in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1 for timely payment hereunder (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw-Hill Companies, or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof, as directed by and for the benefit of Parent; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent or its designee, as Parent directs. Any portion of the Payment Fund made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(b)        Share Exchange Procedures. As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration:

(i)        a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and

(ii)        instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed by the holder of such Certificate in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 2.2(e) and Section 2.2(f)) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to an individual, corporation, limited liability company, or other entity (a “Person”) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate held by a holder whose Shares were converted pursuant to Section 2.1(c)) into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any action that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this ARTICLE II.

(c)        Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II.

(d)        Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this ARTICLE II.

(e)        Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, each of Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders of Certificates shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Paying Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(f)        Withholding Taxes. Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or to a holder of a Company Stock Right or Company Restricted Shares pursuant to Section 2.4, such amounts as Parent, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.16) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Company Stock Rights or the Company Restricted Shares, as applicable, in respect of which the deduction and withholding was made.

Section 2.3       Appraisal Rights.

(a)        In accordance with Sections 33-856 to 33-872 of the CBCA (the “CBCA Appraisal Rights Provisions”), appraisal rights may be available to holders of shares of Company Common Stock in connection with the Merger.

(b)        Notwithstanding anything to the contrary herein, any shares of Company Common Stock held of record by Persons who, prior to the Special Meeting, have objected to the Merger and complied with all applicable provisions of the CBCA Appraisal

Rights Provisions necessary to perfect and maintain their appraisal rights thereunder (any such shares of Company Common Stock, “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive the Merger Consideration, but instead shall entitle the holder of such Dissenting Shares to such rights as may be available under the CBCA Appraisal Rights Provisions; provided, however, that if after the Effective Time (i) such holder fails to perfect, withdraws or otherwise loses such holder’s rights under the CBCA Appraisal Rights Provisions or (ii) a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the CBCA, the shares of Company Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

(c)        Prior to the Effective Time, the Company shall give Parent prompt written notice of its receipt of any demands for appraisal of any shares of Company Common Stock if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the CBCA Appraisal Rights Provisions.

Section 2.4       Company Equity Awards.

(a)        Vesting, Cash-Out and Cancellation of Company Stock Rights. As of the Effective Time, each unexercised and unexpired option or other similar equity award with option-like features that is settled in, or relates to Company Common Stock (other than Company Restricted Shares as defined in Section 2.4(b)) held under any stock or stock-based plan of the Company or its Subsidiaries or Affiliates, including without limitation the Company’s 2012 Stock Incentive Plan and the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan, each as amended, and the award agreements thereunder (collectively, the “Company Stock-Based Plans”), or under any separate agreement (each, a “Company Stock Right”), shall fully and immediately vest in accordance with the terms of the applicable Company Stock-Based Plan, by virtue of the Merger and without the need of any action on the part of any holder thereof. As of the Effective Time, each Company Stock Right, whether or not vested, shall be canceled and automatically converted into and shall entitle the holder thereof to a right to receive an amount in cash equal to the product of (i) excess, if any, of (x) the Merger Consideration over (y) the exercise price or strike price, as the case may be, of the Company Stock Right, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Right, subject to Section 2.2(e) and Section 2.2(f) hereof (the “Stock Right Termination Consideration”). In the event the per share exercise price or the strike price or base price of a Company Stock Right, as adjusted, is equal to or greater than the Merger Consideration, such Company Stock Right shall be canceled as of the Effective Time without the payment of any consideration therefor and shall have no further force or effect. Payment of the Stock Right Termination Consideration shall be made following the Effective Time in accordance with the Company’s payroll practices and, to the extent practicable, as part of the payment made in respect of the first full payroll period ending after the date on which the Effective Time occurs, but in no event later than thirty (30) days after such date. The Company

Stock-Based Plans shall terminate as of the Effective Time. Following the Effective Time the holders of Company Stock Rights shall have no further rights with respect thereto other than to receive the Stock Right Termination Consideration, if any, as provided herein.

(b)        Company Restricted Shares. Each outstanding share of restricted stock awarded under the Company Stock-Based Plans or under any separate agreement (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and be converted into the right to receive an amount in cash equal to the Merger Consideration, subject to the applicable provisions of Section 2.2. All payments with respect to such Company Restricted Shares shall be made by the Paying Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time in accordance with Section 2.2.

(c)        Company Actions. Prior to the Effective Time, the Company will adopt such resolutions as shall be necessary, and will take all such other actions as may be required, to effectuate the actions contemplated by this Section 2.4, including without limitation to effectuate the vesting of the Company Stock Rights and Company Restricted Shares and the termination of the Company Stock-Based Plans, in each case as of the Effective Time, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct, except (i) as disclosed with reasonable specificity in any SEC Document filed prior to the date of this Agreement but excluding (A) any amendment to any such SEC Document filed on or after the date of this Agreement, (B) any disclosures that contain cautionary, predictive or forward-looking statements, (C) any disclosures set forth in any section of a SEC Document entitled “risk factors” or constituting “forward-looking statements” or any other similar or comparable sections of such filings, and (D) the financial statements and notes thereto included in any such Company SEC Document) or (ii) as set forth herein or in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III and the disclosure in any paragraph or in any section of the Company Disclosure Schedule or any SEC Document shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face without further inquiry. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Material Adverse Effect, is outside the ordinary course of business or relates to any matter that exceeds any dollar threshold specified herein.

Section 3.1       Corporate Organization.

(a)        Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(b)) on the Company (a “Company Material Adverse Effect”). The copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”), and the by-laws of the Company (the “Company By-laws”), each as amended and as filed with the Company’s SEC Documents (as defined in Section 3.5(a)), are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Section 3.1(a) of the Company Disclosure Schedule lists the full legal name and jurisdiction of incorporation or organization of each Subsidiary, and each jurisdiction in which the Company or any Subsidiary is qualified to do business.

(b)        For the purposes of this Agreement, the term “Material Adverse Effect” means any state of facts, change, development, event, occurrence, or condition (each, a “Change”) that, directly or indirectly, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede a party’s or parties’ ability to consummate the transactions contemplated hereby within the timeframes contemplated by this Agreement; or (ii) is materially adverse to, or would reasonably be expected to have a materially adverse effect on, the business, results of operations, properties, assets, liabilities, or financial condition of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as applicable ; provided, however, that for the purposes of clause (ii) of this definition, no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to the following shall be deemed to be or constitute a Material Adverse Effect, and no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (except, in the case of clauses (1), (2), (3), (4), (5), or (8), where the Company or its Subsidiaries are disproportionately affected relative to other comparable persons operating in the industries in which the Company and its Subsidiaries operate):

(1)        general economic conditions (or changes in such conditions) in the United States or any other country or region in the world where the Company and its Subsidiaries conduct their business, or conditions in the global economy generally that affect the industries in which the Company and its Subsidiaries conduct their business;

(2)        conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States;

(3)        conditions (or changes in such conditions) in the industries in which any of the Company or its Subsidiaries or Parent or its subsidiaries, as applicable, conducts business;

(4)        political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(5)        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world where the Company and its Subsidiaries conduct their business;

(6)        the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any Change that is directly attributable to the identity or business of Parent or its Subsidiaries, including any impact on relationships, contractual or otherwise, with employees, customers, suppliers or any other third parties;

(7)        any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(8)        changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(9)        any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(10)      any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby; and

(11)      changes in the Company’s or Parent’s stock price, as applicable, or the trading volume of the Company’s or Parent’s stock, as applicable, or any failure by the Company or Parent, as applicable, to meet any public estimates or expectations of the Company’s or Parent’s (as applicable) revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or Parent, as applicable, to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred.

(c)        For the purposes of this Agreement, the term “Subsidiary,” when used with respect to any party hereto, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or entity or (ii) the power to direct the affairs of such corporation, partnership, limited liability company, or other organization, is directly or indirectly beneficially owned or controlled by such party hereto or by any one or more of its subsidiaries, or by such party hereto and one or more of its subsidiaries. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company does not, directly or indirectly, (x) own any capital stock or other securities of, or any proprietary interest in, any Person or (y) control substantially all of the management policies of any other Person.

(d)        Section 3.1(d) of the Company Disclosure Schedule lists the names of each director and the name and title of each officer of the Company and of each Subsidiary of the Company as of the date hereof.

Section 3.2       Capitalization.

(a)        The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, no par value. At the date hereof, there are:

(i)         8,710,724 shares of Company Common Stock issued and outstanding, including Company Restricted Shares (plus an additional 202,075 shares listed as treasury stock on the Company’s balance sheet);

(ii)        105,200 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the 2012 Stock Incentive Plan; and

(iii)        53,400 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan.

All of the issued and outstanding shares of Company Common Stock (including Company Restricted Shares) have been (and any shares of Company Common Stock issuable upon the exercise of Company Stock Rights will be) duly authorized and validly issued and are (or will be) fully paid, nonassessable, and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Stock Rights as of the date hereof granted under the Company Stock-Based Plans, including the expiration date of each such Company Stock Right, the exercise price, strike price or base price for shares of Company Common Stock represented by each such Company Stock Right, the number of shares of Company Common Stock for which each such Company Stock Right is exercisable, the holders of such Company Stock Rights, and the name of the specific Company Stock-Based Plan pursuant to which such Company Stock Right was granted. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Restricted Shares outstanding as of the date hereof granted under Company Stock-Based Plans, including the date each such share was granted and the date on which the restrictions for each such share expire. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are not and, as of the Effective Time, other than as the result of the issuance of Company Common Stock pursuant to the valid exercise of Company Stock Rights, in each case which are outstanding as of the date of this Agreement or issued after the date of this Agreement not in violation of this Agreement, there will not be, any shares of Company Common Stock, Company Preferred Stock or other capital stock issued and outstanding or any subscriptions, options, warrants, calls, stock appreciation rights, restricted shares, restricted stock units, phantom stock units, or other equity-based awards of any kind, commitments, or agreements of any character providing for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock.

(b)        Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”) (other than (i) mechanic’s, materialmen’s, landlord’s, supplier’s and similar Liens, (ii) statutory Liens claimed or held by any Governmental Entity, (iii) Liens for Taxes not yet due and payable or being contested in good faith, (iv) Liens arising from restrictions on transfer under applicable securities laws, and (v) Liens arising in the ordinary course of business that do not materially detract from the value or materially interfere with the use of the assets or properties subject thereto or affected thereby (collectively, “Permitted Liens”)), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Company’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or interest of such Subsidiary.

(c)        The Board has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement, other than the quarterly $0.09 per share Company Common Stock dividend declared on August 13, 2014 to be paid on October 2, 2014 to shareholders of record as of September 3, 2014.

(d)        As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock or other equity security or interest of any Subsidiary or of the Company.

(e)        The Company Common Stock is listed on The NASDAQ Global Select Market (“NASDAQ”). No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

(f)        The Company has provided to Parent complete and accurate copies of all Company Stock-Based Plans and all forms of all award agreements related thereto, except for any variations in such forms that are not material. (i) Each Company Stock Right issued under a Company Stock-Based Plan intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Right was duly authorized no later than the date on which the grant of such Company Stock Right was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered, (iii) each such grant was made in accordance with the terms of the applicable Company Stock-Based Plan and all other applicable laws, (iv) the per share exercise price, strike price or base price of each Company Stock Right was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company’s financial statements. All grants of Company Stock Rights were registered under the Securities Act or qualified on the Grant Date for exemption from registration under the Securities Act and other applicable laws (including state “blue sky” laws). The interests in or shares available for issuance under each such Company Stock-Based Plan have been properly registered pursuant to the Securities Act on a Form S-8.

Section 3.3       Authority.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of at least two-thirds of shares of Company Common Stock outstanding on the record date for the meeting of the Company’s shareholders to consider the adoption of this Agreement (the “Company Shareholder Approval”), prior to the consummation of the Merger in accordance with the CBCA. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board and, except for obtaining the Company Shareholder Approval as contemplated by Section 1.5 and as required by the CBCA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (ii) general principles of equity.

(b)        The Board has adopted this Agreement and has approved and taken all corporate action required to be taken by the Board for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.4       Consents and Approvals; No Violations.

(a)        Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary and the definitive Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the CBCA and appropriate corresponding documents with the appropriate authorities of other states in which the Company and its Subsidiaries are qualified as foreign corporations or entities to transact business, (iv) the Company Shareholder Approval, and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar foreign statutes and regulations applicable to the Merger, and (C) any filings required under the rules and regulations of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any federal, state, or local court, administrative or regulatory agency or commission, or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Shareholders’ Agreement or compliance with the terms and provisions thereof will:

(i)        conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws or any similar organizational documents of any of its Subsidiaries or

(ii)        assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company’s shareholders in accordance with the CBCA are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) subject to obtaining the third-party consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5       SEC Documents; Undisclosed Liabilities.

(a)        Since June 30, 2011, the Company has filed with or furnished to the SEC all required reports, schedules, forms and registration statements (collectively, and in each case including all exhibits, schedules, and amendments thereto and other documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since June 30, 2011, has been, required to file any forms, reports or other documents with the SEC. The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the SEC since June 30, 2011, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof. There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed by the Company with the SEC. To the Knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC.

(b)        The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated otherwise in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended

(subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, since June 30, 2011, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

(c)        Since June 30, 2013, neither the Company nor any of its consolidated Subsidiaries has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the type required to be disclosed on a balance sheet prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2013, (including the notes thereto) included in the SEC Documents, (ii) as incurred after June 30, 2013, in the ordinary course of business and consistent with past practice, (iii) as described in the Company’s quarterly reports on Form 10-Q, definitive proxy statements, and Current Reports on Form 8-K filed between June 30, 2013 and the date hereof (the “Recent SEC Documents”), (iv) liabilities incurred in connection with the negotiation, execution and delivery of this Agreement or (v) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since June 30, 2011, a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) or any similar arrangements where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the SEC Documents or the SEC Financial Statements.

(d)        The Company has not filed any report with the SEC, NASDAQ, or any other securities regulatory authority or any securities exchange or other self-regulatory authority that, as of the date of this Agreement, remains confidential.

(e)        The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents filed since such certifications have been required and such filings were true and correct in all material respects when made. Nothing has come to the attention of the principal executive officer or principal financial officer of the Company that would preclude each of them from being able to make the certifications in the Company’s next periodic report (Form 10-K or Form 10-Q) due after the date hereof. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since June 30, 2011, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(f)        The Company has implemented and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and Section 404 of the Sarbanes-Oxley Act which (i) are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents; and (ii) ensures that material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6       Broker’s Fees. Except for the Financial Advisor’s fee, which is set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.7       Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents or in Section 3.7 of the Company Disclosure Schedule, (a) since June 30, 2013, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect; and (b) since March 31, 2014, neither the Company nor any of its Subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 had the covenants therein applied since that date. Since March 31, 2014, all cash expenditures have been used to (x) invest in the Company’s businesses consistent with the strategic plans of the Company, (y) satisfy obligations and liabilities of the Company and its Subsidiaries incurred in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated hereby, or (z) make the dividend payments of: (i) $0.09 per share of Common Stock paid on April 2, 2014 to shareholders of record as of March 5, 2014 and (ii) $0.09 per share of Common Stock paid on July 9, 2014 to shareholders of record as of June 12, 2014.

Section 3.8       Legal Proceedings.

(a)        Except as set forth in Section 3.8(a) of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, restrict the conduct of the business of the Company or any of its Subsidiaries, or restrict the ability of the Company or any of its Subsidiaries to compete freely with any other Person.

(b)        Except as set forth in Section 3.8(b) of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

(c)        There are no actions, suits, or to the Knowledge of the Company, investigations or proceedings pending as of the date of this Agreement against Company or any Subsidiary of Company, or to the Knowledge of the Company, any director, officer or employee of Company or any Subsidiary of Company, alleging any violation of federal or state securities laws, the CBCA, or the rules or regulations of NASDAQ.

Section 3.9       Compliance with Applicable Law.

(a)        Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect.

(b)        Except as set forth in the Recent SEC Documents or in Section 3.9(b) of the Company Disclosure Schedule, (i) the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received notice of any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

Section 3.10      Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company as to such portions thereof that relate only to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.11      Employee Matters.

(a)        Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether written or unwritten, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of the Company or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes the Company or any of its Subsidiaries. To the Knowledge of the Company, no other Company Benefit Plan exists.

(b)        With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) any summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(c)        Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and has a received a favorable determination letter from the Internal Revenue Service to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists after the date of such determination that has or would reasonably be expected to adversely affect such determination.

(d)        No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or Section 4976 of the Code or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G or Section 162(m) of the Code.

(e)        Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (other than as set forth in Section 3.11(e) of the Company Disclosure Schedule) or other contract or understanding with a labor union or labor organization. There is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to such employees. Each of the Company and its Subsidiaries have complied in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters. Any individual who performs services for the Company or any of the Company’s Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of the Company’s Subsidiaries is not an employee of the Company or any of the Company’s Subsidiaries under applicable law or for any purpose including for tax withholding purposes or Company Benefit Plan purposes. Section 3.11(e) of the Company Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Company and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; target or expected bonus; and the Company’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(f)        No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan.

(g)        There have been no non-exempt prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans, and there has been no other event or events with respect to any Company Benefit Plan that could reasonably expected to result in any material liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

(h)        Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Benefit Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Benefit Plan. If a former Company Benefit Plan has been terminated by the Company or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Benefit Plan has been transferred to another employer, such termination or transfer was properly effected in all material respects and neither the Company nor any of its Subsidiaries has any material liability with respect to such termination or transfer.

(i)        Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the requisite corporate or shareholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan. Section 3.11(i) of the Company Disclosure Schedule quantifies in reasonable detail the amount of any such change-in-control payment or benefit, transaction bonus or similar benefit or severance pay due and owing to each director, officer, employee or independent contractor of the Company or any Subsidiary.

(j)        Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director, or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(k)       All contributions and other payment due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Benefit Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Benefit Plan.

(l)        There are no pending or, to the Knowledge of the Company, threatened claims with respect to a Company Benefit Plan (other than routine claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the Knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Benefit Plan.

(m)      Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to (or is obligated to contribute to) any Company Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States.

(n)        (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither the Company nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Company Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Company Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Benefit Plan to Section 409A.

(o)        Neither the Company or any of its Subsidiaries nor any of their ERISA Affiliates, or to the Knowledge of the Company, any officer or employee thereof, has made any written, or to the Knowledge of the Company, oral, promises or commitments to any employee, director, officer or other service provider, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Company Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan other than the satisfaction of any applicable legal requirements, including the giving of notice, and any such termination would not result in any cost or other liability, other than administrative or termination costs or fees that are not material and liability for all contributions due from the Company through the termination.

Section 3.12     Company Products.

(a)        None of the products manufactured or sold by the Company or any of its Subsidiaries contains or incorporates asbestos, asbestos-containing materials, or presumed asbestos-containing materials.

(b)        Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, none of the products manufactured or sold by the Company or any of its Subsidiaries is subject to any guarantee, warranty, or other indemnity of or by the Company or any of its Subsidiaries beyond the applicable terms and conditions of sale and any additional written warranty provided by the Company and included with such product and any warranty imposed by law.

Section 3.13     Environmental Matters.

(a)        Except as set forth in Section 3.13 of the Company Disclosure Schedule or in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the Knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supranational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

(b)        There has been no release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (which would require investigation or remediation under Environmental Laws) (i) by the Company or any of its Subsidiaries in, on, under or affecting the Owned Real Property or the Leased Real Property, (ii) to the Knowledge of the Company, by any other person in on, under or affecting the Leased Real Property or (iii) to the Knowledge of the Company, by any other person in, on, under or affecting the Owned Real Property or Leased Real Property prior to the period of ownership or operation thereof by the Company or any of its Subsidiaries.

(c)        Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, decree, or other order of any kind by or with any court, Governmental Entity, regulatory agency, or third party imposing any material liability or obligations pursuant to or under any Environmental Law.

(d)        There has been no material environmental assessment, investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that Company has not provided to Parent prior to the date of this Agreement.

(e)        There are no circumstances or environmental conditions that require remediation (and the transactions contemplated by this Agreement shall not trigger or give rise to any remediation obligations of the Company, the Surviving Corporation or Parent under any Environmental Law) that would reasonably be expected to exceed a cost of $5,000,000 in the aggregate.

Section 3.14     Takeover Statutes.  Assuming that the representations and warranties set forth in Section 4.9 are true, the Company has taken all actions necessary to ensure that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 33-841 to 33-844 of the CBCA or any restrictive provision of any applicable anti-takeover provision in the Company Certificate of Incorporation or the Company By-laws) is, or at the Effective Time will be, applicable to the Parent, Merger Sub, the shares of Company Common Stock acquired in the Merger, the Merger or any other transaction contemplated by this Agreement or the Shareholders’ Agreement. No anti-takeover provision contained in the Company Certificate of Incorporation or the Company By-laws is, or at the Effective Time will be applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.15     Properties.  Except as disclosed in the Recent SEC Documents, each of the Company and its Subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except for Permitted Liens and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Knowledge of the Company, the lessor. The assets of the Company and its Subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

Section 3.16     Tax Returns and Tax Payments.

(a)        Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(i)        the Company and its Subsidiaries have prepared in good faith and have duly and timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all Tax Returns (as defined below) required to be filed and all such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

(ii)       the Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all Taxes (as defined below) due or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements in accordance with GAAP for any Taxes that have not been paid (excluding any reserve for deferred Taxes established to reflect timing differences), whether or not shown as being due on any Tax Returns;

(iii)      neither the Company nor any of its Subsidiaries has granted any request that remains in effect for waivers or extension of the time to assess any Taxes, no director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed, to the Knowledge of the Company, no federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. Tax authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any notice indicating an intent to open an audit or other review, request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries;

(iv)      Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) ‘‘closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i).

(v)       Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(vi)      there are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences) have been taken in accordance with GAAP;

(vii)     to the Knowledge of the Company no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority;

(viii)    neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(ix)      there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any Subsidiary of an “Excess Parachute Payment” as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code, in either case, whether because of the transactions contemplated by this Agreement or for any other reason; and

(x)       There are no agreements or arrangements with respect to the Company or any Subsidiary that are reportable transactions as defined by Treasury Regulation Section 1.6011-4, and each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that would otherwise give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(b)        For the purposes of this Agreement, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property, payroll, employment, unemployment, FICA, Social Security (or similar), escheat, customs, unclaimed property, value added, alternative or add-on minimum, estimated or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(c)        For the purposes of this Agreement, “Tax Return” shall mean any return, report, or statement required to be filed with any Governmental Entity with respect to Taxes.

(d)        For the purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.

Section 3.17     Intellectual Property.

(a)        For purposes of this Agreement, “Intellectual Property Rights” means any or all statutory and common law rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, arising from or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights ) and all equivalents thereof (“Patents”); (ii) all copyrights to copyrightable works, United States and foreign copyrights, all applications, registrations and renewals thereof and all other rights corresponding thereto (“Copyrights”); (iii) trade names, fictional business names, corporate names, product names, logos, trademarks and service marks, trade dress, certification marks, slogans and other indicia of source or origin and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights (“Trademarks”); (iv) trade secrets, confidential information, know-how and proprietary information (“Trade Secrets”); (v) all copyright and other intellectual property rights to computer programs and software, including to data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation (collectively, “Software”); (vi) Internet domain name registrations; (vii) all mask work rights and other rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); (viii) data base rights, moral rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Copyrights, Trademarks, Trade Secrets or Mask Works; and (ix) any right to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing.

(b)        Section 3.17(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the following Intellectual Property Rights owned by the Company or its Subsidiaries: (i) all issued Patents and Patent applications (whether U.S. or foreign), (ii) registered Trademarks, (iii) material unregistered Trademarks, (iv) registered Copyrights; (v) all Internet domain names; (vi) material Software owned by the Company or its Subsidiaries (collectively, clauses (i) through (vi), the “Owned Company IP”); and (vii) material software (excluding any non-exclusively licensed commercially available non-custom Software), in each case used in the Company’s or any of its Subsidiaries’ products or business or in the design, manufacture and operation of the Company’s or any of its Subsidiaries’ products or business.

(c)        Except as set forth in Section 3.17(c) of the Company Disclosure Schedule:

(i)        the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of the Company’s or any of its Subsidiaries’ business, free of all Liens, other than Permitted Liens;

(ii)       no Person jointly owns any Owned Company IP pursuant to any agreement, by operation of law or otherwise. No material license fees in respect of any Owned Company IP will be payable by the Company following the Closing to any Person for the use or exploitation of such Intellectual Property Rights. The Company has not received any notice or claim challenging its respective ownership of any Owned Company IP or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor, to the Knowledge of the Company, is there a reasonable basis for any such notice or claim;

(iii)      all registrations of the Owned Company IP are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office, against each item of registered, issued or applied for the Owned Company IP;

(iv)      to the Knowledge of the Company, no reasonable basis exists for any claim that any of the Owned Company IP that has been issued, granted or registered by or with any Governmental Entity or for which an application therefor has been filed with any Governmental Entity is either invalid or unenforceable. The Company has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of the Owned Company IP;

(v)       no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, or otherwise violates the rights of others, and, to the Knowledge of the Company, there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, or settlement involving any third Person’s Intellectual Property Rights;

(vi)      to the Knowledge of the Company, (A) no product or service distributed, sold, licensed or offered by the Company or any of its Subsidiaries, or the operation of the businesses of the Company and its Subsidiaries as previously or currently conducted has infringed upon, misappropriated or violated, or infringes upon, misappropriates or violates any Intellectual Property of any Person, and (B) no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved;

(vii)     no limitations or restrictions on the use or enforceability of any of the Company Intellectual Property Rights have been agreed to by or on behalf of the Company with any Person pursuant to a settlement agreement or a similar Contract intended to settle a dispute, and the Company has not granted any covenants not to sue with respect to any of its Intellectual Property Rights; and

(viii)    the Company is the sole owner of, or has the right to use all Intellectual Property Rights that are used in or are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, as required to be conducted under any Company Material Contract or as proposed to be conducted in any Bid.

(d)        Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, all of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries prior to the Closing Date will be owned or available for use in all material respects by the Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

(e)        Section 3.17(e) of the Company Disclosure Schedule contains a complete and accurate list of all (A) contracts granting to the Company and/or providing a right to obtain a license, covenant not to sue or any other interest in, or any right to use or exploit any Intellectual Property Rights that are material to the Company and used in the design, manufacture and operation of the Company’s products (other than non-exclusive licenses to commercially available non-custom Software, “Commercial Software Licenses”) and (B) contracts under which the Company has granted or imposes an obligation to grant to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Intellectual Property Rights, other than agreements for the sale of the Company’s products in the ordinary course of business consistent with past practice and subject to the Company’s standard terms and conditions (collectively, the “Company IP Agreements”). Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, the Company has not granted any Person any exclusive rights in, to or under any Owned Company IP. No Company IP Agreement, and no material Commercial Software License of the Company, may be unilaterally terminated by any party to such Agreement as a result of the consummation of the Merger or the other transactions contemplated by this Agreement. With respect to each Company IP Agreement and each material Commercial Software License Agreement, the Company is not in default of any such Contract, nor, to the Knowledge of the Company, has any event occurred which, with notice or the lapse of time, or both, would give rise to such a default by the Company. Each Company IP Agreement is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. True and complete copies of all Company IP Agreements have been delivered or made available to Parent and Merger Sub.

(f)        All former and current employees, consultants and contractors of the Company or any of its Subsidiaries who contribute or have contributed to the creation or development of any of the Owned Company IP that is material to the Company or any of its Subsidiaries have duly executed written agreements with the Company that assign to the Company all right, title and interest in and to any such contributions that the Company does not already own by operation of law and requires that such persons take any steps necessary to effect such assignment. No inventor listed on any Patents owned by the Company or its Subsidiaries is under any obligation to assign or license its rights in such Patent to a former employer or any other Person.

(g)        Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incorporated into any of its products or any Software included in the Owned Company IP any “freeware,” “shareware” or other Software obtained pursuant to any open source, community source, copy left or similar publicly available Source Code license.

(h)        Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, all Software that is incorporated in any products or was used in the design or development of any products of the Company or its Subsidiaries was either (i) developed by employees of the Company within the scope of their employment, (ii) developed by contractors who have expressly assigned their rights and interest therein to the Company pursuant to written agreements, or (iii) otherwise acquired by the Company from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company.

(i)         The Company has taken commercially reasonable steps to protect its rights in and preserve the secrecy and confidentiality of all Intellectual Property Rights developed or acquired by the Company that constitutes or at such time constituted Trade Secrets.

(j)         Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, none of the Owned Company IP (including all technical data and/or computer software (each as defined in the Federal Acquisition Regulation and the governmental agency supplements thereto) included therein) was (A) developed, in whole or in part, with full- or partial- funding from a Governmental Entity, including the United States government, or any agency thereof, (B) developed, in whole or in part, in the performance of a Government Contract, and/or (C) delivered to the United States government. Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, the Owned Company IP is solely owned by the Company and the United States government has no rights pursuant to the Defense Federal Acquisition Regulation Supplement Part 227 or any other FAR supplement (or the contract clauses incorporated by reference therein) in or to any item of the Owned Company IP.

(k)        The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the business of the Company and any Subsidiary are free from contaminants in all material respects, including the use of commercially available antivirus software with the intention of protecting the Company’s products from becoming infected by viruses and other harmful code. To the Knowledge of the Company, (i) there have been no successful unauthorized intrusions or material breaches of the security of the information technology systems; (ii) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (iii) the Company has implemented or is in the process of implementing (or in the exercise of reasonable business judgment has determined that implementation is not yet necessary) in a timely manner any and all critical security patches or critical security upgrades that are generally available for the Company’s information technology systems; and (iv) no third party providing such security services to the Company has failed to meet any material service obligations.

Section 3.18     Real Property.

(a)        Section 3.18(a) of the Company Disclosure Schedule contains a list and brief description of all leases, subleases, licenses and other occupancy agreements (the “Leases”) which are individually or in the aggregate material to the business of the Company and its Subsidiaries and pursuant to which the Company or any of its Subsidiaries leases real property as tenant (the “Leased Real Property”), and the Company has made available to Parent a true and complete copy of each such Lease. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, with respect to each of the Leases, (i) such Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Company or its applicable

Subsidiary and to the Knowledge of the Company, the other parties thereto, except, in each case, as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity, (ii) the Company or its applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property pursuant to such Lease, (iii) to the Knowledge of the Company there are no defaults (or any conditions or events that, after notice or the lapse of time or both, would constitute a default) under the Lease or disputes under such Lease, and (iv) the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all Leases.

(b)        Section 3.18(b) of the Company Disclosure Schedule contains a list and brief description of all real property owned by the Company or the Subsidiaries (the “Owned Real Property”) which are individually or in the aggregate material to the business of the Company and its Subsidiaries. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, either the Company or one of its Subsidiaries has good and marketable fee simple title to all of the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(c)        Except as set forth in Section 3.18(c) of the Company Disclosure Schedule: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to the Owned Real Property; (ii) the existing buildings and improvements located on such Owned Real Property are located entirely within the boundary lines and with any setback lines of such Owned Real Property or on permanent easements on adjoining land benefiting such Owned Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property; (vi) the Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, conditions, or agreements affecting such Real Property; and (vii) the Company has made available to Parent, to the extent in the Company’s possession or control, complete and accurate copies of all such title insurance policies (including all documents referenced therein as exceptions to coverage); deeds; surveys; environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of the Owned Real Property.

Section 3.19     Material Contracts.

(a)        For purposes of this Agreement, “Company Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound, in each case as of the date of this Agreement:

(i)        any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries;

(ii)       any material contract or agreement between the Company and any of its Affiliates;

(iii)      any contracts or arrangements between the Company and its Subsidiaries, on the one hand, and executive officers or directors of the Company or their Affiliates and associates (as defined in the Exchange Act), on the other hand;

(iv)      any shareholder, voting trust, or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its Subsidiaries;

(v)       any collective bargaining agreement, employment, domestic or international sales representative, distributor or consulting agreement;

(vi)      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(vii)     any agreement of indemnification (excluding indemnification provisions in the Company or any Subsidiary’s charter, by-laws, and/or any similar organizational documents) or any guaranty by the Company (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company products in the ordinary course of business), in each case that is material to the Company;

(viii)    any agreement requiring the payment or receipt by the Company of more than $250,000 in any twelve (12) month period for the purchase or lease of any machinery, equipment or other capital assets for goods or services;

(ix)      any license, sublicense or royalty agreement relating in whole or part to any Intellectual Property Rights, in each case that is material to the Company or any of its Subsidiaries;

(x)       any material contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $250,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(xi)      any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries

(xii)     any contract that contains provisions restricting the Company or any of its Affiliates in any material respect from competing in any line of business or with any Person or in any geographic area (except for distributor agreements entered into in the ordinary course of business) or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(xiii)     any other contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more in a twelve (12) month period (other than for purchase orders received or submitted in the ordinary course of business consistent with pact practice);

(xiv)     any contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien, other than Permitted Liens (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xv)      any contract under which the Company or any of its Subsidiaries has made or is obligated to make any capital contribution or equity investment in, any Person (other than the Company or any of its Subsidiaries);

(xvi)     any Government Contract (excluding completed purchase orders) which would reasonably be expected to generate revenues in excess of $250,000; and

(xvii)    any Bid which would reasonably be expected to generate revenues in excess of $250,000, which has not otherwise expired pursuant to its terms.

(b)        Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date of this Agreement, other than those Company Material Contracts that have been filed as exhibits to the Company’s filings with the SEC.

(c)        All Company Material Contracts are valid and in full force and effect as of the date of this Agreement as against the Company or the respective Subsidiary of the Company, as the case may be, and to the Company’s Knowledge, each other party thereto, as applicable, subject to limitations of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity, and except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for such violations and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)        Complete and correct copies of each Company Material Contract in existence as of the date of this Agreement (including any and all amendments thereto) have been made available by the Company to Parent prior to the date hereof.

(e)        Section 3.19(e) of the Company Disclosure Schedule identifies and quantifies in reasonable detail the estimated amount of any liabilities relating to or arising from any agreements which provide for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company or any of its Subsidiaries.

Section 3.20     Transactions with Affiliates.  Except as set forth in the SEC Documents, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s next annual proxy statement (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Board).

Section 3.21     Investment Company.  Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22     Board Recommendation.  The Board, at a meeting duly called and held, has unanimously (a) adopted this Agreement (including all terms and conditions set forth herein) and approved the transactions contemplated hereby, including the Merger, (b) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s shareholders, (c) directed that the Company submit the adoption of this Agreement to a vote of the shareholders in accordance with the terms of, and subject to the conditions set forth in, this Agreement, and (d) resolved to recommend that the Company’s shareholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.23     Opinion of Financial Advisor.  The Financial Advisor has delivered to the Board its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to such holders from a financial point of view.

Section 3.24     Insurance.

(a)        Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets. Copies of all such policies, bonds and other forms of insurance have been provided to Parent.

(b)        Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

Section 3.25     Personnel. Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries or other compensation of all directors and officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such individual and the immediate family relationships, if any, among such individuals.

Section 3.26     Potential Conflicts of Interest.  Except as set forth in the SEC Documents or in Section 3.26 of the Company Disclosure Schedule, since June 30, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective Affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Board). As of the date hereof, only the directors of the Company identified in Section 3.26 of the Company Disclosure Schedule are not “independent” directors under the rules of NASDAQ. No officer or director of the Company or any Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Subsidiary, that is unresolved or otherwise remains outstanding as of the date hereof, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

Section 3.27     Certain Business Practices.

(a)        Neither the Company nor any of its Subsidiaries (including any of their directors, officers, agents, employees, distributors, or other Persons acting on their behalf) has, directly or indirectly:

(i)        taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company or any of its Subsidiaries in any jurisdiction (collectively, the “FCPA”);

(ii)       taken any action in furtherance of an offer, payment, promise to pay, authorization or ratification of any gift, bribe, rebate, loan, payoff, kickback, money or anything of value provided to any, (A) officer or employee of a Governmental Entity, which for purposes of this provision also includes any instrumentality thereof and any state-owned or state-controlled enterprise, or of a public international organization, (B) holder of public office, candidate for public office, political party, official of a political party or member of a royal family or (C) any Person acting for or on behalf of any such Governmental Entity or instrumentality thereof (any of the foregoing, a “Government Official”) for the purpose of inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function; used his or her or its influence with a Governmental Entity in order to affect any act or decision of such Governmental Entity for the purpose of assisting any Person to obtain or retain any business; or to facilitate efforts of any Person to transact business or for any other improper purpose; or

(iii)      made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person to induce the recipient to provide an improper commercial benefit to the Company.

(b)        The Company has taken reasonable steps and established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.28     Government Contracts.

(a)        Section 3.28 of the Company Disclosure Schedule identifies each current Government Contract and open Bid. With respect to each Government Contract or any Bid (i) to the Knowledge of the Company, the Company has complied in all material respects with all terms and conditions and all requirements of law applicable thereto, (ii) no written notice has been received alleging that the Company is in material breach or violation of any requirement of law applicable thereto, (iii) no written notice of termination, cure notice or show-cause notice has been received by the Company with respect thereto, or (iv) to the Knowledge of the Company, no notice of breach, violation or termination, cure notice or show-cause notice has been threatened in writing with respect thereto.

(b)        The Company is not (and for the last five (5) fiscal years has not been) (i) to the Knowledge of the Company, under administrative, civil or criminal investigation, indictment or information by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or any Bid, or (ii) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for government contracting. Within the past five (5) years, the Company has not made and no circumstances exist to Company’s Knowledge which would warrant a voluntary disclosure under the United States Department of Defense voluntary disclosure program or under any voluntary disclosure program of another Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or any Bid.

(c)        To the Knowledge of the Company, there are no circumstances that would warrant the institution by the United States Department of Defense or any other Governmental Entity of suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility or any other damage or penalty assessment or recoupment of payment with respect to any Government Contract or Bid. To the Knowledge of the Company, neither the U.S. Government nor any prime contractor, subcontractor or vendor is asserting in writing any claim or initiating any dispute proceeding against the Company relating to any Government Contract or any Bid, nor is the Company asserting any claim or initiating any dispute proceeding directing or indirectly against any such party concerning any such Government Contract or Bid.

(d)        Section 3.28 of the Company Disclosure Schedule identifies any government owned property located at the Company’s or its Subsidiaries’ facilities.

(e)        For the purposes of this Agreement, the term “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind relating to the business between the Company or any Subsidiary and (i) any Governmental Entity, (ii) any prime contractor to a Governmental Entity; or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

(f)        For the purposes of this Agreement, the term “Bid” means any outstanding quotation, bid or proposal by the Company or any Subsidiary which, if accepted or awarded, would lead to a contract with a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company or such Subsidiary

Section 3.29     Export Licenses and Compliance. The Company and each Subsidiary has complied in all material respects with U.S. export control laws. Except as set forth in Section 3.29 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold or distributed by the Company or its Subsidiaries as of the date hereof or during the last five (5) years (i) that is exported, re-exported or transshipped outside of the United States of America required a license or authorization for export, re-export or transshipment from the U.S., (ii) that is exported, re-exported or transshipped from a country other than the United States of America required a license for export, re-export or transshipment from any Government Entity of such country or (iii) has been disclosed, disseminated or released to a foreign national in the United States that could be deemed exported from the United States of America, required a license for deemed export from the United States of America. Section 3.29 of the Company Disclosure Schedule lists all export, re-export or transshipment licenses, pending applications for such license, authorizations and manufacturing license or technical assistance agreements of the Company. There have been no voluntary disclosures to, nor to the Company’s Knowledge are there any investigations or administrative enforcement actions, pending or in process, by the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Government Entity with respect to exports or imports by the Company. The Company and the Subsidiaries have complied with all applicable registration, record-keeping, notification, submission, and reporting requirements under the laws, including but not limited to the record-keeping requirements under 22 CFR Parts 122 and 124. Except as set forth in Section 3.29 of the Company Disclosure Schedule, the Company and the Subsidiaries have not participated directly or indirectly in any transactions that involve any commodity, technical data, products or services, with a person or entity denied U.S. export privileges or otherwise specially designated or debarred by the U.S. government.

Section 3.30     Indebtedness.

(a)        Section 3.30 of the Company Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Company as of the date of this Agreement,

identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the date of this Agreement. No Indebtedness of the Company contains any restriction upon the prepayment of any of such Indebtedness or the incurrence of Indebtedness by the Company. With respect to each item of Indebtedness of the Company, the Company is not in default and no payments are past due beyond any applicable grace period. The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any Indebtedness of any other Person (other than the Company or any of its Subsidiaries).

(b)        For the purposes of this Agreement, “Indebtedness” means (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such Indebtedness, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under standby letters of credit, (iv) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (v) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person.

Section 3.31     Customers; Suppliers.

(a)        Section 3.31(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest customers of the Company and its Subsidiaries by dollar volume of sales for each of the three (3) fiscal years ended June 30, 2012, June 30, 2013, and June 30, 2014. Except as set forth in Section 3.31(a) of the Company Disclosure Schedule, since June 30, 2013, there has not been any material adverse change in the business relationship of the Company or its Subsidiaries with any of the Company’s ten (10) largest customers by dollar volume of sales for the most recent fiscal year.

(b)        Section 3.31(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest suppliers of the Company by dollar volume of purchases for each of the three (3) fiscal years ended June 30, 2012, June 30, 2013, and June 30, 2014. Except as set forth on Section 3.31(b) of the Company Disclosure Schedule, since June 30, 2013, there has not been any material adverse change in the business relationship of the Company or its Subsidiaries with any of the Company’s ten (10) largest suppliers by dollar volume of sales for the most recent fiscal year.

Section 3.32     Bank Accounts. Section 3.32 of the Company Disclosure Schedule sets forth a list of the locations of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and its Subsidiaries, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Company has furnished to Parent the account number for each bank or investment account set forth on Section 3.32 of the Company Disclosure Schedule.

Section 3.33     No Other Representation or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent in connection with the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. Neither the Company nor any other Person acting on behalf of the Company shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this ARTICLE III. The Company acknowledges that neither Parent nor Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE IV, and that the Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1       Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 4.2       Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and by Parent as the sole shareholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3       Consents and Approvals; No Violation.

(a)        Except for (i) the filing with the SEC of the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the CBCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of (A) the Exchange Act and (B) the HSR Act and similar foreign statutes and regulations applicable to the Merger, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b)        Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or any of the similar organizational documents of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4       Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of the Company.

Section 4.5       Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which shares have been validly issued, are fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

Section 4.6       Parent or Merger Sub Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.7       Litigation. There are no claims, suits, actions or proceedings pending or, to Parent or Merger Sub’s knowledge, threatened in writing, nor are there, to the knowledge of Parent and Merger Sub, any investigations or reviews pending or threatened in writing against, relating to or affecting Parent or Merger Sub or any of their respective Subsidiaries that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

Section 4.8       Financing.

(a)        Parent and Merger Sub have, as of the date of this Agreement, in a combination of cash on hand and access to financing from third party lenders in an aggregate amount sufficient to (i) pay the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, (ii) pay the Stock Right Termination Consideration for all outstanding Company Stock Rights, (iii) perform Parent’s and Merger Sub’s obligations under this Agreement, and (iv) pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

(b)        Parent and Merger Sub will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

Section 4.9       Stock Ownership. As of the date hereof, neither Parent nor Merger Sub nor any of their respective Subsidiaries, or to the knowledge of Parent or Merger Sub, their affiliates or associates (as defined in Section 33-843 of the CBCA) is the beneficial owner (as defined in Section 33-843 of the CBCA) of any shares of Company Common Stock, other Company securities or any securities of any Subsidiaries of the Company (“Company Subsidiary Securities”) or holds any rights to acquire any such Company Common Stock, other Company securities or Company Subsidiary Securities except pursuant to this Agreement.

Section 4.10     No Other Representation or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Parent or Merger Sub, nor any other Person on behalf of Parent or Merger Sub, makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, and Parent and Merger Sub each hereby disclaim any such other representations or warranties. None of Parent nor Merger Sub nor any other Person acting on behalf of Parent or Merger Sub shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this ARTICLE IV. Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE III, and that neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.1       Conduct of Businesses Prior to the Effective Time.

(a)        Except as set forth in Section 5.1(a) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, conduct its business in the ordinary course consistent with past practice; use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; and, at its expense, maintain its assets material to the business of the Company and its Subsidiaries in good repair and condition, consistent with past practice except to the extent of reasonable wear and use and damage by fire or other casualty. Without limiting the generality of the foregoing, and except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent in each instance (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)        adopt or propose any change to the Company Certificate of Incorporation or the Company By-laws;

(ii)       merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii)      issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (including, without limitation, Company Stock Rights or Company Restricted Shares), or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof: provided, however, that the Company may issue Company Common Stock pursuant to the valid exercise of Company Stock Rights that are outstanding as of the date of this Agreement;

(iv)      redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its Subsidiaries, except for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Rights in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Stock Rights or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Company or any of its Subsidiaries;

(v)       split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than (A) the quarterly $0.09 per share Company Common Stock dividend declared on August 13, 2014 to be paid on October 2, 2014 to shareholders of record as of September 3, 2014, and (B) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(vi)      enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;

(vii)     incur any Indebtedness or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $100,000 in the aggregate and (B) Indebtedness in replacement of existing Indebtedness on customary commercial terms;

(viii)    other than in the ordinary course of business consistent with past practice or a disposition of obsolete inventory or assets, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (A) individually, with a minimum value in excess of $50,000 to any Person other than a direct or indirect wholly owned Subsidiary or (B) collectively, with an aggregate minimum value in excess of $200,000 to any Person or Persons other than direct or indirect wholly owned Subsidiaries;

(ix)       sell, lease, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets or any capital stock of any of its Subsidiaries except (A) for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, (C) as may be required by applicable law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, (D) sales of inventory in the ordinary course of business and (E) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice in connection with the sales of products to customers;

(x)        cancel, release or assign any Indebtedness owing to it in excess of $250,000 in the aggregate by or to any Person or Persons other than a direct or indirect wholly owned Subsidiary;

(xi)       acquire assets outside of the ordinary course of business from any other Person or Persons other than a direct or indirect wholly owned Subsidiary with an aggregate value or purchase price in excess of $100,000;

(xii)      make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

(xiii)     increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plan, collective bargaining agreement or employment, severance or similar agreement or arrangement, for or in respect of any shareholder, officer, director, employee, agent, consultant, or Affiliate other than (A) as required pursuant to the terms of this Agreement, or (B) as required pursuant to the terms of an existing Company Benefit Plan;

(xiv)     waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; provided, however, that this clause (xiv) shall not prohibit the Company from consenting to a request from one or more of the parties thereto that such party or parties be permitted to make a Superior Proposal (as defined in Section 5.2(f)) or a bona fide written Takeover Proposal which the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such Takeover Proposal, is reasonably likely to result in a Superior Proposal;

(xv)      make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by law or except as the Company, based on the advice of its independent auditors, determines in good faith is advisable to conform to best accounting practices;

(xvi)     other than Transaction Litigation, which is addressed in Section 5.12, settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $250,000 or which would be reasonably likely to have a Company Material Adverse Effect;

(xvii)    except as required by law, make any material Tax election or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any material method of accounting therefor that in any such case is inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar Tax Returns for prior periods;

(xviii)   terminate, cancel, let lapse, amend or modify any insurance coverage maintained by the Company or any Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

(xix)     make any cash expenditure, other than to (A) invest in the Company’s businesses consistent with the strategic plans of the Company, (B) retire liabilities of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice;

(xx)      enter into or amend in any manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xxi)     enter into any new line of business that will require a commitment of funds on other resources in an amount material to the operations of the Company; or

(xxii)    make any commitment to take any of the actions prohibited by this Section 5.1(a).

(b)        The Company shall provide to Parent, as soon as practicable, but in no event later than ten (10) days following the end of each calendar month, an accounting of the amount of cash and Indebtedness of the Company and its Subsidiaries on a consolidated basis, as of the end of such month, as calculated in accordance with GAAP applied in a manner consistent with the SEC Financial Statements.

Section 5.2       No Solicitation.

(a)        The Company shall, and shall cause its Subsidiaries and their representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person with respect to a Takeover Proposal and shall seek to have returned to the Company any confidential information that has been provided in any such activities, discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or any other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) conduct, participate, or engage in any discussions or negotiations or provide any non-public information or data to any Person, regarding any Takeover Proposal, (iii) approve, endorse, recommend, make or authorize any public statement, recommendation or solicitation in support of any Takeover Proposal or (iv) approve any transaction (other than the transactions contemplated hereby) pursuant to which any Person other than Parent, Merger Sub or any Subsidiary of Parent would become an “interested shareholder” under, Section 33-844 of the CBCA or (v) terminate, amend or waive any material rights under (or fail to take commercially reasonable steps to enforce rights under) any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person (other than Parent, Merger Sub or any Subsidiary of Parent) except as permitted in Section 5.1(a)(xiv); provided, however, that following the receipt of an unsolicited Superior Proposal or a bona fide written unsolicited Takeover Proposal which the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such bona fide written unsolicited Takeover Proposal, that such Takeover Proposal is reasonably likely to result in a Superior Proposal made on or after the date hereof but prior to the date of the Special Meeting, in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Superior Proposal or such Takeover Proposal and subject to compliance with Section 5.2(b) and Section 5.2(c), (A) request information from the Person making such Superior Proposal or such Takeover Proposal for the purpose of the Board informing itself about the Superior Proposal or Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Superior Proposal or such Takeover Proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms no less favorable to the Company) than those contained in the Confidentiality Agreement dated as of June 16, 2014, between Parent and the Company (as it may be amended, the “Confidentiality Agreement”) and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting Person, and (C) participate in negotiations with such Person regarding such Superior Proposal or such Takeover Proposal; provided further, that the actions described in clauses (B) and (C) of the immediately preceding proviso may be taken only on or before the date the Company Shareholder Approval is obtained. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)        Except as expressly permitted in this Section 5.2(b), neither the Board nor any committee thereof shall, directly or indirectly, (i) withdraw, qualify, or modify, or propose publicly to withdraw, qualify, or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by the Board or any such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal, (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board in respect of the acceptance of any tender offer or exchange offer by its shareholders as of the end of the ten (10) day Business Day period shall constitute a failure to recommend against any such offer); (iv) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)), or (v) recommend that the Company’s shareholders reject adoption of this Agreement, the Merger or the other transactions contemplated hereby (any action described in clauses (i)-(v) above being referred to as a “Change of Recommendation”). Notwithstanding the foregoing, the Board may, prior to the date of the Special Meeting, and subject to compliance with all of the requirements of this Section 5.2(b) and Sections 5.2(a), 5.2(c) and 5.2(d), (xx) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (yy) determine to be advisable or recommend a Superior Proposal, if in either case the Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, either (A) in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, or (B) based upon a material development or change that impacts the Company that was neither known to, nor reasonably foreseeable by, the Board or management of the Company or any of its Subsidiaries as of or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”); provided that (a) in no event shall the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event and (b) any effect resulting from any of the Changes specified in Section 3.1(b)(ii)(1) through (11) shall not be considered when determining whether an Intervening Effect shall have occurred.

(c)        The Company may take the actions described in Section 5.2(b)(xx) and (yy) only after (i) providing Parent prompt written notice (within 24 hours of receipt) advising Parent that the Board has received a Superior Proposal or that an Intervening Event has occurred, such notice also specifying, in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (unless identifying the Person would violate an obligation of confidentiality), and in the case of an Intervening Event, a reasonably detailed description of the Intervening Event, and (ii) Parent does not provide within five (5) Business Days of receipt of the written notice from the Company of such Superior Proposal or Intervening Event an offer that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, in the case of a Superior Proposal, is at least as favorable from a financial point of view to the Company’s shareholders (taking into account all the terms and conditions of such offer and this Agreement that the Board determines in good faith to be relevant), or in the case of an Intervening Event, obviates the need for the Company to take the actions described in Section 5.2(b)(xx) and (yy). In the event Parent’s offer (as described in the preceding sentence) is determined by the Company, in the case of a Superior Proposal, to be at least as favorable from a financial point of view to the Company’s shareholders, or in the case of an Intervening Event, to obviate the need for the Company to take the actions described in Section 5.2(b)(xx) and (yy), then this Agreement shall be deemed to be amended in accordance with the terms of that offer, Company shall terminate such other discussions, and (subject to the terms and conditions of this Agreement) take any and all necessary actions to consummate the Merger.

(d)        In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly (and in no event later than one (1) Business Day after receipt of any Takeover Proposal) advise Parent in writing of (i) any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, (ii) any request for confidential information in connection with a Takeover Proposal, (iii) any Takeover Proposal, including a Superior Proposal, (iv) the Board’s determination that any Takeover Proposal is reasonably likely to result in a Superior Proposal, (v) the material terms and conditions of such inquiry, indication of interest, request for confidential information or any Takeover Proposal, (vi) the identity of the Person making such request or such Takeover Proposal (unless identifying the Person would violate an obligation of confidentiality), and (vii) any requests made by the Company for information about the Takeover Proposal or the Person that made it. The Company shall keep Parent fully informed with respect to the status of any such inquiry, indication of interest, request for confidential information, Takeover Proposal, or any significant developments in respect thereof.

(e)        Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders; provided, however, neither the Company nor the Board or any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

(f)        For purposes of this Agreement:

(i)        “Takeover Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries, Affiliates, and representatives) to acquire or purchase, directly or indirectly, 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii)        “Superior Proposal” means an unsolicited, bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for the direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Subsidiaries taken as a whole, or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement, made on terms that the Board determines in good faith (after consultation with its independent financial advisors and outside counsel and taking into account all relevant factors, including all legal, financial, regulatory and other aspects of such Takeover Proposal (including, but not limited to, any break-up fee, expense reimbursement provisions, conditions and timing to consummation, form of consideration and any financing required and whether or not such financing is subject to any contingency) and the Person or group making such Takeover Proposal) to be more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise); provided, however, that no Takeover Proposal shall be deemed to be a Superior Proposal unless (A) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as the financing arranged by Parent and (B) there will not be a due diligence condition to the third party’s obligation to consummate the transactions that are the subject of such proposal in the definitive agreement related thereto; (C) the transactions contemplated by such Takeover Proposal are reasonably capable of being completed in accordance with their terms without undue delay; and (D) the Board has determined in its good faith judgment (after consultation with its independent financial advisors and outside counsel) that failure to take such action would be inconsistent with their fiduciary duties under applicable law. Any Superior Proposal is a Takeover Proposal.

(g)        The Board shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby.

Section 5.3       Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to both Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, Merger Sub, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties hereto, except any publication of any press release or other announcement made in connection with any Superior Proposal or as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release.

Section 5.4       Notification of Certain Matters. Each of the Company and Parent shall give prompt written notice to the other if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person, not a party hereto, alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market), as applicable, in connection with the transactions contemplated by this Agreement; or (c) the occurrence of an event which would be reasonably likely to (i) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (ii) cause any condition to the Merger to be unsatisfied at any time prior to the Outside Date (as defined in Section 7.1(b)(ii)); provided, however, that the delivery of any written notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of the parties hereto available hereunder.

Section 5.5       Access to Information.

(a)        Upon reasonable notice and subject to applicable laws relating to the exchange of information, and subject to such requirements as the Company reasonably may impose to minimize disruption of its business, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, its facilities (including without limitation to perform environmental assessments), and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it with or from the SEC during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause its Subsidiaries and representatives to, hold in confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company and its Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, pursuant to this Section 5.5(a) or otherwise, in accordance with the Confidentiality Agreement.

Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (a) violate applicable law or a contract or obligation of confidentiality owing to a third-party, (b) jeopardize the protection of an attorney-client privilege, (c) expose the Company to risk of liability for disclosure of sensitive or personal information, or (d) except as otherwise provided in Section 5.5(b), require invasive environmental sampling (it being understood, in case of clauses (a), (b) and (c), that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that would not result in such jeopardy, violation or exposure).

(b)        In furtherance and not in limitation of the foregoing, the Company shall permit Parent to conduct such environmental inspections of the Company’s Leased Real Property located in Connecticut as Parent reasonably deems necessary to assess the environmental remediation obligations that could arise pursuant to the Connecticut Transfer Act, Conn. Gen. Stat. section 22a-134 et seq., including, without limitation, a Phase II environmental investigation or similar invasive testing of ground soil, soil vapor or ground water in connection therewith. The Company shall, and shall cause its officers, employees, counsel and other representatives to, cooperate with Parent in connection with such inspections, including, without limitation, (i) making any appropriate filings and meeting with the Connecticut Department of Energy & Environmental Protection and (ii) using its best efforts to obtain any required landlord consent necessary to conduct such investigation and testing.

Section 5.6       Further Assurances.

(a)        Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other parties hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order, or approval; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date hereof and to take any and all other reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible and (y) file any notifications or filings required to be filed under similar applicable foreign laws and regulations as promptly as reasonably practicable, in any event within fifteen (15) days of the date hereof. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in connection with seeking any consent, authorization, order or approval of, or any exemption by, any Governmental Entity related to the Merger and the other transactions contemplated by this Agreement, in no event will any party hereto be obligated to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries.

(b)        Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

Section 5.7       Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Party”), in each case to the fullest extent permitted by law, in respect of acts or omissions occurring or alleged to have occurred prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions substantially similar in terms to the rights granted in the provisions with respect to indemnification and insurance set forth in the Company Certificate of Incorporation and the Company By-laws in effect on the date hereof, which provisions shall not be amended in any manner that would materially and adversely affect the rights thereunder of the Company’s employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the Company Certificate of Incorporation or the Company By-laws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such reasonable counsel’s fees and expenses. With respect to acts or omissions occurring on or prior to the Effective Time, the Company may, in its sole discretion, on or prior to the Effective Time (after consultation with Parent) purchase (and if it does not, at or after the Effective Time Parent shall purchase or cause the Surviving Corporation to purchase) a tail, run-off or similar director’s and officer’s liability insurance coverage policy for a period of six (6) years, with the same or substantially similar coverages as are currently in effect for the Company, at no cost to the beneficiaries thereof; provided that the total premiums to be paid for such policy shall not exceed $150,000 annually (and if the total premium of such insurance coverage exceeds such amount, the Company, Parent or the Surviving Corporation shall obtain a tail policy with the greatest coverage available for a cost not exceeding such amount). If the Company does purchase such a tail, run-off or similar director’s and officer’s liability insurance coverage policy prior to the Effective Time in compliance with this Section 5.7, Parent and the Surviving Corporation shall maintain such policy as purchased by the Company in full force and effect and continue to honor their respective obligations thereunder.

(b)        In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 5.7.

Section 5.8       Employee Benefit Plans.

(a)        For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company (“Company Employees”) for service with the Company prior to the Effective Time, provided that except in the case of severance or vacation accrual, such crediting of service shall be solely for purposes of eligibility and vesting under such plans and not for purposes of benefit accrual, and provided further that such crediting is permitted under the terms of such plans (including, without limitation the Teledyne Technologies Incorporated Employee Stock Purchase Plan (the Stock Advantage Plan), and applicable law and does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all Company Benefit Plans that are in effect as of the Effective Time; provided, however, that Parent may, or may cause the Surviving Corporation to, amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law.

(b)        Prior to the Closing, the Company shall take the necessary action to terminate its 401(k) plans effective as of the Closing Date. Upon request of an employee of the Company and to the extent permitted by the Company’s 401(k) plans and applicable law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to Parent’s 401(k) plan. The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior the Effective Time), to take any and all actions required (including the adoption of resolutions by the Board) to amend, freeze and/or terminate any or all Company Benefit Plans immediately before (but contingent upon) the Effective Time, and, if requested by Parent, to implement any and all such actions.

(c)        Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 5.8, (iii) limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time, (iv) require Parent or any of its Subsidiaries to provide any particular employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following the Effective Time or (v) obligate the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular Company Employee.

Section 5.9       Special Meeting.

(a)        Subject to Section 1.5, the Company will take all action necessary in accordance with applicable law and the Company Certificate of Incorporation and the Company By-laws to convene as promptly as reasonably practicable after the date hereof the Special Meeting and shall submit this Agreement, the Merger and the other transactions contemplated hereby for approval of the shareholders of the Company at such meeting or any adjournment thereof.

(b)        Subject to Section 1.5 and Section 5.2, the Company, through the Board, shall recommend that the shareholders of the Company vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby and the approval of this Agreement at the Special Meeting or any adjournment thereof.

(c)        The Company shall advise Parent on a daily basis commencing ten (10) Business Days prior to the Special Meeting, or as otherwise reasonably requested by Parent, as to the aggregate tally of the proxies and votes received in respect of shareholder approval of this Agreement, the Merger and the other transactions contemplated hereby and all other matters to be considered at the Special Meeting, in each case to the extent that the Company has such information readily available or can obtain it without undue effort or expense.

Section 5.10      Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 5.11      Confidentiality. The parties hereto acknowledge and agree that in the event of termination of this Agreement as provided in Section 7.1, the non-disclosure obligations contained in that certain letter agreement, dated June 16, 2014, between Parent and the Company shall remain in full force and effect pursuant to the terms thereof.

Section 5.12      Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, its Subsidiaries and/or the members of the Board after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation, give Parent the opportunity to participate in, but not control, the defense of any such litigation and keep Parent reasonably informed with respect to the status thereof. The Company agrees that it shall not compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed to the extent that any such compromise, offer, agreement or arrangement does not involve any monetary payment to any plaintiff or their counsel).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)        Shareholder Approval. This Agreement shall have been duly adopted and the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of Company Common Stock.

(b)        Statutes and Injunctions; Governmental Consents. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity which (i) prohibits, or imposes any material limitations on, Parent’s ownership or operation of its or its Subsidiaries’ businesses or assets, or Parent’s or the Surviving Corporation’s ownership or operation of the Company’s and its Subsidiaries’ businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

(c)        Competition Acts. All applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign antitrust or competition laws and regulations applicable to the Merger shall have expired, terminated or where applicable, approvals have been obtained.

Section 6.2       Condition to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by Parent):

(a)        Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date; provided that the condition in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of Company are not true and correct unless the cumulative effect of the failure of such representations and warranties of the Company, individually or in the aggregate, has resulted in or is reasonably likely to result in a Company Material Adverse Effect.

(b)        Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any Person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2).

(c)        Company Stock-Based Plans. The Company and the Board shall have taken the necessary actions, if any, with respect to the Company Stock Rights, the Company Restricted Shares and the Company Stock-Based Plans to effectuate the provisions set forth in Section 2.4 hereof.

(d)        Company Benefit Plans. The Company shall have provided evidence reasonably satisfactory to Parent that the Company has taken all necessary and appropriate actions to terminate the Company’s 401(k) plans and to amend, freeze and/or terminate any Company Benefit Plan(s) as requested by Parent pursuant to Section 5.8(b).

(e)        FIRPTA Certificate. The Company shall have delivered a certificate described in Treasury Regulations Section 1.1445-2(c)(3), in form and substance reasonably acceptable to Parent, certifying that the Company Common Stock is not a U.S. real property interest.

Section 6.3       Condition to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by the Company):

(a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date; provided that the condition in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not true and correct unless the cumulative effect of the failure of such representations and warranties of Parent and Merger Sub, individually or in the aggregate, has resulted in or is reasonably likely to result in a Parent Material Adverse Effect.

(b)        Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements, and covenants required by this Agreement to be performed or complied with by it.

ARTICLE VII

TERMINATION

Section 7.1       Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

(a)        by the mutual written consent of Parent and the Company;

(b)        by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i)        if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including each of the Merger and the Shareholders’ Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree, ruling or other action; or

(ii)       if the Effective Time shall not have occurred on or before January 30, 2015 (the “Outside Date”); provided, however, that a party hereto may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; and provided, further, however, that the Outside Date shall not be extended past April 30, 2015, as a result of the operation of the immediately preceding proviso;

(c)        by the Company:

(i)        if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders at which a quorum of shareholders was present in person or by proxy, or at any adjournment thereof;

(ii)       if the Company exercises its rights described in clauses (xx) or (yy) of Section 5.2(b)); provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii)      if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (A) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and (B) cannot be cured or has not been cured prior to the earlier of (1) one Business Day prior to the Outside Date and (2) the date that is thirty (30) Business Days after the Company gives written notice of such breach or failure to perform to Parent; or

(d)        by Parent:

(i)        if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(ii)       if the Board or any committee thereof (a) shall have withdrawn, qualified, or modified, or proposed publicly to withdraw, qualify, or modify, in a manner adverse to Parent, its adoption, approval or recommendation of this Agreement, the Merger, or any other transactions contemplated hereby, or (b) shall have approved or recommended, or proposed publicly to approve or recommend, or taken a neutral position with respect to, any Takeover Proposal, (c) shall have resolved to take any of the foregoing actions, or (d) shall have failed to affirm its approval or recommendation of this Agreement and the Merger within five (5) days of a request to do so by Parent; or

(iii)      if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (A) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (B) cannot be cured or has not been cured prior to the earlier of (1) one Business Day prior to the Outside Date and (2) the date that is thirty (30) Business Days after Parent gives written notice of such breach or failure to perform to the Company.

Section 7.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.11, 7.2, 7.3, 7.4, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of Parent, or Merger Sub, or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party hereto of any liability resulting from fraud or a willful and material breach prior to any such termination of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

Section 7.3       Expenses; Termination Fee.

(a)        Except as otherwise provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party hereto that has incurred such fees and expenses. For the sake of clarity, the cost of preparing printing, and mailing the Proxy Statement shall be borne by the Company.

(b)        In the event that (i) this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) or (ii) the Termination Fee is due and payable to Parent pursuant to the circumstances described in Section 7.3(c), then the Company shall promptly pay Parent an amount equal to all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (not to exceed $1,000,000 in the aggregate).

(c)        In the event that: (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) hereof, and within twelve (12) months of such termination, the Company enters into an agreement or a series of agreements for the sale of more than 50% of its capital stock or assets to one or more third parties other than Parent or its Subsidiaries; or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or is terminated by the Company pursuant to Section 7.1(c)(ii) or (iii) the Company breaches, in any material respect, the provisions contained in either Section 1.5 (Shareholders’ Meeting; Proxy Statement) or Section 5.2 (No Solicitation), in order to accept a Takeover Proposal, then the Company shall pay to Parent within one (1) Business Day of the termination of the Agreement (or in the case of subclause (c)(i) or (c)(iii) upon the entry of such agreements or series of agreements or acceptance of a Takeover Proposal, respectively), a termination fee equal to $7,500,000 (the “Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3(c) regardless of any alleged breach by Parent of its obligations hereunder; provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof or as a waiver by Parent or Merger Sub of any breach of this Agreement by the Company or of any rights of Parent or Merger Sub in respect thereof; and provided further, that the Termination Fee and any reimbursement of expenses due pursuant to Section 7.3(b) hereof, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from such breach. Notwithstanding Section 7.2 or any other provision of this Agreement, payment of the fees and expenses described in this Section 7.3 shall constitute the sole and exclusive remedy of Parent and Merger Sub in connection with any termination of this Agreement in the circumstances in which the Termination Fee becomes payable. In the event that Parent shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

Section 7.4       Parent’s Liability for Breach. Notwithstanding anything in this ARTICLE VII, in the event of a material breach by Parent or Merger Sub of any of their representations, warranties, covenants or obligations set forth in this Agreement, the Company would be entitled to all rights and remedies available at law or in equity on behalf of itself and its shareholders, including the right to seek specific performance and to recover damages, including, without duplication, the loss of the benefit of the Merger to the Company and the lost shareholder premium and any benefit to Parent or its stockholders arising from such Parent or Merger Sub breach.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification, or supplement of this Agreement shall be made following the approval of this Agreement by the shareholders unless, to the extent required by this Agreement or by applicable law, approved by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2        Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto and contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of the first sentence of Section 8.1, waive compliance by the other parties hereto with any of the agreements, covenants, or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.3        Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, instrument, other than (i) the obligations of Parent and the Surviving Corporation under Sections 5.7, 5.8, and 5.11 (ii) Sections 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11, or (iii) the obligations of all parties hereto under Section 5.10 or under any other document delivered pursuant to this Agreement, shall survive the Effective Time.

Section 8.4       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       if to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360

Attention:  Melanie S. Cibik

Telephone No.: (805) 373-4605

Telecopier No.: (805) 373-4610

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention:  Scott E. Westwood

Telephone No.: (412) 667-7989

Telecopier No.: (412) 402-4191

(b)       if to the Company, to:

Bolt Technology Corporation

4 Duke Place

Norwalk, CT 06854

Attention:  William C. Andrews

Telephone No.: (203) 853-0700

Telecopier No.:

with a copy to each of:

Levett Rockwood P.C.

33 Riverside Avenue, Westport CT 06880

Attention:  Barbara A. Young

Telephone No.: (203) 222-0885

Telecopier No.: (203) 226-8025

-and-

Edwards Wildman Palmer LLP

111 Huntington Avenue, Boston, MA 02199

Attention:  Stacie S. Aarestad

Telephone No.: (617) 239-0314

Telecopier No.: (866) 955-8599

Section 8.5       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, the parties hereto will confirm facsimile transmission by signing a duplicate original document.

Section 8.6       Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as otherwise provided in Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and representatives).

Section 8.7       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.10     Definitions; Headings; Interpretation.

(a)        Capitalized terms used in this Agreement but not otherwise defined below are defined in the sections of this Agreement as referenced in Annex A.

(b)        The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c)        “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(d)        The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and the Company Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph, or clause in which such word appears.

(e)        “Affiliate” shall have the meaning set forth in Rule 12(b)-2 under the Exchange Act.

(f)        “Knowledge” and “known” mean the actual knowledge after reasonable inquiry of Raymond M. Soto, Joseph Espeso, Michael C. Hedger, William C. Andrews, Vince Verde and Rick Timm.

(g)        References to Articles, sections, subsections, or clauses shall, unless otherwise indicated, be references to the respective Articles, sections, subsections, and clauses of this Agreement.

(h)        The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.11      Enforcement; Venue.

(a)        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court (i) of the State of Connecticut or of the United States District Court for the District of Connecticut or (ii) of the State of California or of the United States located in the Central District of California. The jurisdiction of the foregoing courts shall be exclusive in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and no party hereto will attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this section in any such action or proceeding by mailing copies thereof by registered United States mail, return receipt requested, to its address as specified in Section 8.4. However, the foregoing shall not limit the right of a party hereto to effect service of process by any other legally available method.

(b)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Dr. Robert Mehrabian
Name: Dr. Robert Mehrabian
Title: Chairman, President and Chief Executive Officer

LIGHTNING MERGER SUB, INC.

By:	/s/ Dr. Robert Mehrabian
Name: Dr. Robert Mehrabian
Title: Chairman and Chief Executive Officer

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

Index of Defined Terms

Term	Section Reference

Affiliate	Section 8.10(e)
Agreement	Preamble
Bid	Section 3.28(f)
Board	Section 1.5(a)
Book-Entry Shares	Section 2.2(c)
Business Day	Section 1.3
CBCA	Section 1.1
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Change	Section 3.1(b)
Change of Recommendation	Section 5.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 3.16(d)
Commercial Software Licenses	Section 3.17(e)
Company	Preamble
Company Benefit Plans	Section 3.11(a)
Company By-laws	Section 3.1(a)
Company Certificate of Incorporation	Section 3.1(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Introduction to ARTICLE III
Company Employees	Section 5.8(a)
Company IP Agreements	Section 3.17(e)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.19(a)
Company Restricted Share	Section 2.4(b)
Company Shareholder Approval	Section 3.3(a)
Company Stock Right	Section 2.4(a)
Company Stock-Based Plans	Section 2.4(a)
Company Subsidiary Securities Confidentiality Agreement	Section 4.9 Section 5.2(a)
Copyrights	Section 3.17(a)
Directors	Recitals
Effective Time	Section 1.2
Environmental Laws	Section 3.13(a)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Exchange Act	Section 3.4(a)
FCPA	Section 3.27(a)(i)
Financial Advisor	Section 1.5(a)(iii)
GAAP	Section 3.5(b)
Government Contract	Section 3.28(e)

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Term	Section Reference

Governmental Entity	Section 3.4(a)
Grant Date	Section 3.2(f)
HSR Act	Section 3.4(a)
Indebtedness	Section 3.30(b)
Intellectual Property Rights	Section 3.17(a)
Intervening Event Knowledge	Section 5.2(b) Section 8.10(f)
Leased Real Property	Section 3.18(a)
Leases	Section 3.18(a)
Liens	Section 3.2(b)
Mask Works	Section 3.17(a)
Material Adverse Effect	Section 3.1(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1
NASDAQ	Section 3.2(e)
Officers	Recitals
Outside Date	Section 7.1(b)(ii)
Owned Company IP	Section 3.17(b)
Owned Real Property	Section 3.18(b)
Parent	Preamble
Parent Material Adverse Effect	Section 4.3(a)
Patents	Section 3.17(a)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permitted Liens	Section 3.2(b)
Person	Section 2.2(b)
Proxy Statement	Section 1.5(a)(ii)
Recent SEC Documents	Section 3.5(c)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 1.5(a)(ii)
SEC Documents	Section 3.5(a)
SEC Financial Statements	Section 3.5(b)
Secretary of State	Section 1.2
Section 409A	Section 3.11(n)
Securities Act	Section 3.5(a)
Shares	Recitals
Software	Section 3.17(a)
Special Meeting	Section 1.5(a)(i)
Stock Right Termination Consideration	Section 2.4(a)
Shareholders	Recitals
Shareholders’ Agreement	Recitals
Subsidiary	Section 3.1(c)
Superior Proposal	Section 5.2(f)(ii)

2

Term	Section Reference

Surviving Corporation	Section 1.1(b)
Takeover Proposal	Section 5.2(f)(i)
Tax Return	Section 3.16(c)
Taxes	Section 3.16(b)
Termination Fee	Section 7.3(c)
Trademarks	Section 3.17(a)
Trade Secrets	Section 3.17(a)
Transaction Litigation	Section 5.12

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EXHIBIT A-1

SHAREHOLDER AGREEMENT

(OFFICERS FORM)

This SHAREHOLDER AGREEMENT (this “Agreement”), dated as of September     , 2014, is made and entered into by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LIGHTNING MERGER SUB, INC., a Connecticut corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the individual(s) listed under the heading “SHAREHOLDER” on the signature page hereof (each, a “Shareholder” and collectively, the “Shareholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of shares of common stock, no par value (“Company Common Stock”), of BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”) set forth opposite such Shareholder’s name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Shareholders, together with any shares of Company Common Stock acquired or beneficially owned by Shareholder after the date hereof, whether upon the exercise of options or other rights, the vesting of restricted stock, the conversion or exchange of convertible or exchangeable securities, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Shareholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SHAREHOLDER REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

   Section 1.1      Authorization.

(a)        Shareholder possesses the requisite power, authority and legal capacity to (i) execute, deliver and perform its obligations under this Agreement, (ii) to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Shareholder’s Proxy (as defined below), and (iii) to consummate the transactions contemplated hereby.

(b)        This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(c)        There is no other beneficial owner of any of the Shares set forth opposite Shareholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Shareholder of the transactions contemplated hereby.

(d)        Except as listed on Exhibit A hereto, Shareholder is not a party to any shareholder agreement, option agreement, purchase agreement, buy-sell agreement, right of first refusal or first offer, voting trust, proxy, or other contract with respect to the issuance, transfer or voting of any Company Common Stock (other than this Agreement).

   Section 1.2      No Conflicts; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, the Shares set forth opposite Shareholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets are bound or affected, except for such conflict, violation, breach or default which, individually or in the aggregate, would not prevent or in any way impair Shareholder’s ability to perform Shareholder’s obligations under this Agreement.

(b)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

2

Section 1.3      Title to Shares.  Shareholder is the sole beneficial owner of the Shares set forth opposite Shareholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Shareholder does not own, beneficially or of record, any other shares of Company Common Stock or any other equity interests of the Company, including without limitation any options or other rights to acquire Shares, other than as identified on Exhibit A hereto.

Section 1.4      Information for Proxy Statement.  None of the information relating to Shareholder or Shareholder’s affiliates provided in writing to the Company by or on behalf of Shareholder or Shareholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to the shareholders of the Company, or at the time of the special meeting of the shareholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5      Acknowledgement of No Claims.  Shareholder acknowledges and agrees that it is not aware of any past, present or potential future disputes, controversies, demands, claims, rights, obligations, liabilities, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, involving or relating to (a) any claim or right that Shareholder may assert or exercise in Shareholder’s capacity as a shareholder, director, officer or employee of the Company or in any other capacity and (b) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Shareholder and Company are parties.

Section 1.6      Acknowledgment of No Broker Fees.  Except as disclosed in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of the Merger Agreement based upon any arrangement or agreement made by or at the request of Shareholder.

Section 1.7      Fiduciary Duties.  The Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

ARTICLE II

SHAREHOLDER’S COVENANTS

Each Shareholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1      Voting of Shares.  Shareholder hereby irrevocably agrees that from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger

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Agreement in accordance with its terms (the “Support Period”), at every meeting of the shareholders of the Company however called and in every action by written consent of the shareholders of the Company, Shareholder shall vote (or take all action necessary to cause the record owner and any nominees of Shareholder’s Shares to vote) Shareholder’s Shares:

(a)        in favor of the approval of the Merger and the adoption of the Merger Agreement and the other transactions contemplated thereby;

(b)        if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capital structure of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and

(c)        in favor of any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the shareholders of the Company or in any such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Shareholder’s Shares directly.

   Section 2.2      Proxy.  Shareholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Shareholder’s Shares. During the Support Period, Shareholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Support Period, as Shareholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Shareholder as Shareholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the shareholders of the Company, including, without limitation, the right to sign its name as Shareholder (or to direct the record owner to sign its name as shareholder) to any consent, certificate, or other document relating to the Company that the law of the State of Connecticut might permit or require. SHAREHOLDER HEREBY AFFIRMS THAT THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE SUPPORT PERIOD. Shareholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

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   Section 2.3      Restrictions on Transfer; Proxies and Non-Interference.

(a)        Shareholder hereby agrees, until the termination of this Agreement pursuant to Section 4.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares, (ii) grant any proxy or power of attorney, deposit any of Shareholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder’s Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Shareholder from timely and promptly performing Shareholder’s obligations under this Agreement.

(b)        Shareholder hereby agrees, if so requested by Parent, (i) that the Shares held by Shareholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Shareholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

   Section 2.4      No Solicitation.

(a)        During the Support Period, each Shareholder covenants and agrees not to, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that could reasonably be expected to lead to a Takeover Proposal.

(b)        During the Support Period, each Shareholder further covenants and agrees not to participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that could reasonably be expected to lead to a Takeover Proposal.

(c)        Each Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations of Shareholder and Shareholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. During the Support Period, each Shareholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to such Shareholder relating to a Takeover Proposal, or any substantive inquiry or contact made to such Shareholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

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(d)        Each Shareholder hereby agrees to permit Parent and the Company to publish and disclose in any materials delivered to the shareholders of the Company in connection with the Merger Agreement, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

(e)        Notwithstanding the foregoing, each Shareholder may, in such Shareholder’s capacity as an officer of the Company and/or a member of the board of directors of the Company, as the case may be, take such actions, if any, in such capacity or capacities as are permitted by Section 5.2 (No Solicitation) of the Merger Agreement.

   Section 2.5      Transaction Litigation.  In the event that any shareholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought against Shareholder, in his or her capacity as an officer or member of the board of directors of the Company, after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), Shareholder shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation, give Parent the opportunity to participate in, but not control, the defense of any such litigation and keep Parent reasonably informed with respect to the status thereof. Shareholder agrees that it shall not compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed to the extent that any such compromise, offer, agreement or arrangement does not involve any monetary payment to any plaintiff or their counsel).

ARTICLE III

PRESERVATION OF GOODWILL

   Section 3.1      Agreement Not to Compete.

(a)        Shareholder hereby agrees that he or she shall not, directly or indirectly, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, promoter, lender, or in any other individual or representative capacity, from and after the Effective Time until the third (3rd) anniversary of the Closing Date (the “Restricted Period”):

(i)         invest in, finance, engage or participate in, or plan or prepare to invest in, finance, engage or participate in the design, manufacture, sale or distribution of seismic energy sources and related controllers, data loggers, monitoring systems and other auxiliary equipment and spare parts; underwater cables, connectors, hydrophones, depth and pressure transducers; and underwater remotely operated robotic vehicles in any nation, state, territory or location where the Company or its Subsidiaries conducted business within the two (2) years preceding the date hereof (each, a “Competing Business”); provided, however, that the foregoing restriction shall not prevent Shareholder from acquiring or holding an interest of less than two percent (2%) of the outstanding equity securities of any Competing Business whose equity securities are listed on a national securities exchange, national or capital markets or traded in the over-the-counter bulletin board;

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(ii)        solicit, divert or take away or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or suppliers of the Company or Parent or any of their respective present or future subsidiaries or affiliates to any individual, partnership, firm, business, corporation or other entity engaged in or planning or preparing to engage in a Competing Business; or

(iii)        influence or attempt to influence the employees of the Company, or any of its present or future subsidiaries or affiliates to leave their employment with the Company or any of its present or future subsidiaries or affiliates; provided, however, that this prohibition shall not apply to solicitations for employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation.

   Section 3.2      Confidential Information.

(a)        Shareholder hereby agrees that he or she shall not at any time, directly or indirectly, use, disclose or publish, or permit any other Person to disclose or publish, any Confidential Information, or use any such Confidential Information in a manner detrimental to the interests of the Company, Parent or any of their respective present or future subsidiaries or affiliates, unless (i) such information is or becomes generally known to the public through no fault of Shareholder, (ii) Shareholder is advised in writing by counsel that disclosure is required by Law or the order of a Governmental Authority of competent jurisdiction under applicable Law, or (iii) Shareholder reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against Shareholder; provided that, prior to disclosing any information pursuant to clause (ii) or (iii) above, Shareholder shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(b)        For purposes of this Section 3.2, “Confidential Information” shall mean all confidential information and/or proprietary information relating to the Company and its Subsidiaries, including business plans, objectives and strategies; intellectual property, including trade secrets, designs and drawings, prototypes and know-how; product information; sales and marketing and advertising strategies, information and materials; customer lists; sales training materials; employee benefit program materials; accounting records and procedures; financial information; cost and pricing information; contractual arrangements with customers or suppliers; manuals and handbooks; employee and independent contractor compensation structures; and computer programs and data.

   Section 3.3      Acknowledgment of Unfair Competition.  Shareholder hereby acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information by any means whatsoever and any time before, during or after the Restricted Period shall constitute “Unfair Competition”. Shareholder agrees that he or she shall not engage in Unfair Competition either during the Restricted Period or any time thereafter.

   Section 3.4      Acknowledgement of Materiality.  Shareholder acknowledges and agrees that the restrictions set forth in this ARTICLE III are reasonable both in duration and

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scope. In the event that any court determines that the Restricted Period or the area or both of them are unreasonable and such covenant is to the extent unenforceable, each of the parties hereto agrees that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Shareholder acknowledges that (a) Shareholder will be receiving valuable consideration in the Merger pursuant to the Merger Agreement and (b) the restrictions set forth in this ARTICLE III are (i) being made as part of the sale of Shareholder’s equity interests in the Company in connection with the Merger, and (ii) are deemed necessary by Parent and the Company for the protection of the Confidential Information, business and goodwill of the Company, and are considered by Shareholder to be fair and reasonable for such purposes.

ARTICLE IV

MISCELLANEOUS

Section 4.1      Effectiveness.  If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 4.2      Waiver of Appraisal Rights.  Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 4.3      Directorship Resignations.  Shareholder hereby tenders his or her resignation from any directorships that he or she occupies with the Company and any of its Subsidiaries, as the case may be, subject to and effective upon the Effective Time.

Section 4.4      Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (a) they have read this Agreement; (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) they understand the terms and consequences of this Agreement; and (d) they are fully aware of the legal and binding effect of this Agreement.

Section 4.5      Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

Section 4.6      Expenses; Attorneys’ Fees.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

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Section 4.7      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery, (b) upon confirmation of receipt of facsimile transmission, or (c) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

(a)             If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360

Attention: Melanie S. Cibik

Telephone No.: (805) 373-4605

Telecopier No.: (805) 373-4610

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

(b)             If to Shareholder, to the address for notice set forth on Exhibit A hereto.

with a copy to each of:

Levett Rockwood P.C.

33 Riverside Avenue, Westport CT 06880

Attention: Barbara A. Young

Telephone No.: (203) 222-0885

Telecopier No.: (203) 226-8025

and

Edwards Wildman Palmer LLP

111 Huntington Avenue, Boston, MA 02199

Attention: Stacie S. Aarestad

Telephone No.: (617) 239-0314

Telecopier No.: (866) 955-8599

Section 4.8      Severability.  In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 4.9      Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

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Section 4.10      Assignment.  No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

Section 4.11      No Third-Party Beneficiaries.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 4.12      Further Assurance.  Each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.13      Certain Events.  Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 4.14      No Waiver.  The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 4.15      Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent would be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder set forth in this Agreement. Accordingly, each Shareholder agrees that Parent shall have the right to enforce specifically the terms and provisions hereof in any court having jurisdiction and Parent shall be entitled to seek an injunction (without posting any bond or other undertaking) restraining Shareholder from violating such terms and provisions, this being in additions to any other right or remedy to which Parent or Merger Sub may be entitled under this Agreement at law, or in equity.

Section 4.16      Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without giving effect to

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provisions thereof relating to conflicts of law. Each of the parties hereto, hereby submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Connecticut in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof.

Section 4.17      WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.18      Headings.  The descriptive headings contained in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.19      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

Section 4.20      Press Releases.  No press release or public announcement concerning the Merger Agreement, this Agreement or the transactions contemplated hereby shall be made by Shareholder or by Shareholder’s affiliates or representatives (other than the Company) without advance written approval thereof by Parent.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:

Name:

Title:

LIGHTNING MERGER SUB, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name:

Address:

[See Schedule of Shareholders and Shares]

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

EXHIBIT A

SCHEDULE OF SHAREHOLDERS AND SHARES

Name of Beneficial and Record Owner	Common Stock	Stock Options	Restricted Stock
Raymond M. Soto	174,559*	-	41,500
Michael C. Hedger	59,452	-	36,900
Joseph Espeso	34,096**	-	2,100
William C. Andrews	16,797	-	8,600

TOTAL	284,904	-	89,100

*Includes 2,812 shares of Common Stock held directly by Mr. Soto’s spouse.

** Includes 1,146 shares of Common Stock held directly by Mr. Espeso’s spouse.

EXHIBIT A-2

SHAREHOLDER AGREEMENT

(DIRECTORS ONLY FORM)

This SHAREHOLDER AGREEMENT (this “Agreement”), dated as of September     , 2014, is made and entered into by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LIGHTNING MERGER SUB, INC., a Connecticut corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the individual(s) listed under the heading “SHAREHOLDER” on the signature page hereof (each, a “Shareholder” and collectively, the “Shareholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of shares of common stock, no par value (“Company Common Stock”), of BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”) set forth opposite such Shareholder’s name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Shareholders, together with any shares of Company Common Stock acquired or beneficially owned by Shareholder after the date hereof, whether upon the exercise of options or other rights, the vesting of restricted stock, the conversion or exchange of convertible or exchangeable securities, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Shareholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SHAREHOLDER REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

   Section 1.1      Authorization.

(a)        Shareholder possesses the requisite power, authority and legal capacity to (i) execute, deliver and perform its obligations under this Agreement, (ii) to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Shareholder’s Proxy (as defined below), and (iii) to consummate the transactions contemplated hereby.

(b)        This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(c)        There is no other beneficial owner of any of the Shares set forth opposite Shareholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Shareholder of the transactions contemplated hereby.

(d)        Except as listed on Exhibit A hereto, Shareholder is not a party to any shareholder agreement, option agreement, purchase agreement, buy-sell agreement, right of first refusal or first offer, voting trust, proxy, or other contract with respect to the issuance, transfer or voting of any Company Common Stock (other than this Agreement).

   Section 1.2      No Conflicts; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, the Shares set forth opposite Shareholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets are bound or affected, except for such conflict, violation, breach or default which, individually or in the aggregate, would not prevent or in any way impair Shareholder’s ability to perform Shareholder’s obligations under this Agreement.

(b)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

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Section 1.3      Title to Shares.  Shareholder is the sole beneficial owner of the Shares set forth opposite Shareholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Shareholder does not own, beneficially or of record, any other shares of Company Common Stock or any other equity interests of the Company, including without limitation any options or other rights to acquire Shares, other than as identified on Exhibit A hereto.

Section 1.4      Information for Proxy Statement.  None of the information relating to Shareholder or Shareholder’s affiliates provided in writing to the Company by or on behalf of Shareholder or Shareholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to the shareholders of the Company, or at the time of the special meeting of the shareholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5      Acknowledgement of No Claims.  Shareholder acknowledges and agrees that it is not aware of any past, present or potential future disputes, controversies, demands, claims, rights, obligations, liabilities, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, involving or relating to (a) any claim or right that Shareholder may assert or exercise in Shareholder’s capacity as a shareholder, director, officer or employee of the Company or in any other capacity and (b) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Shareholder and Company are parties.

Section 1.6      Acknowledgment of No Broker Fees.  Except as disclosed in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of the Merger Agreement based upon any arrangement or agreement made by or at the request of Shareholder.

Section 1.7      Fiduciary Duties.  The Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

ARTICLE II

SHAREHOLDER’S COVENANTS

 Each Shareholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1      Voting of Shares.  Shareholder hereby irrevocably agrees that from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger

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Agreement in accordance with its terms (the “Support Period”), at every meeting of the shareholders of the Company however called and in every action by written consent of the shareholders of the Company, Shareholder shall vote (or take all action necessary to cause the record owner and any nominees of Shareholder’s Shares to vote) Shareholder’s Shares:

(a)        in favor of the approval of the Merger and the adoption of the Merger Agreement and the other transactions contemplated thereby;

(b)        if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capital structure of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and

(c)        in favor of any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the shareholders of the Company or in any such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Shareholder’s Shares directly.

   Section 2.2      Proxy.  Shareholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Shareholder’s Shares. During the Support Period, Shareholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Support Period, as Shareholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Shareholder as Shareholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the shareholders of the Company, including, without limitation, the right to sign its name as Shareholder (or to direct the record owner to sign its name as shareholder) to any consent, certificate, or other document relating to the Company that the law of the State of Connecticut might permit or require. SHAREHOLDER HEREBY AFFIRMS THAT THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE SUPPORT PERIOD. Shareholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

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   Section 2.3      Restrictions on Transfer; Proxies and Non-Interference.

(a)        Shareholder hereby agrees, until the termination of this Agreement pursuant to Section 4.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares, (ii) grant any proxy or power of attorney, deposit any of Shareholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder’s Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Shareholder from timely and promptly performing Shareholder’s obligations under this Agreement.

(b)        Shareholder hereby agrees, if so requested by Parent, (i) that the Shares held by Shareholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Shareholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

   Section 2.4      No Solicitation.

(a)        During the Support Period, each Shareholder covenants and agrees not to, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that could reasonably be expected to lead to a Takeover Proposal.

(b)        During the Support Period, each Shareholder further covenants and agrees not to participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that could reasonably be expected to lead to a Takeover Proposal.

(c)        Each Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations of Shareholder and Shareholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. During the Support Period, each Shareholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to such Shareholder relating to a Takeover Proposal, or any substantive inquiry or contact made to such Shareholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

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(d)        Each Shareholder hereby agrees to permit Parent and the Company to publish and disclose in any materials delivered to the shareholders of the Company in connection with the Merger Agreement, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

(e)        Notwithstanding the foregoing, each Shareholder may, in such Shareholder’s capacity as an officer of the Company and/or a member of the board of directors of the Company, as the case may be, take such actions, if any, in such capacity or capacities as are permitted by Section 5.2 (No Solicitation) of the Merger Agreement.

   Section 2.5      Transaction Litigation.  In the event that any shareholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought against Shareholder, in his or her capacity as a member of the board of directors of the Company, after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), Shareholder shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation, give Parent the opportunity to participate in, but not control, the defense of any such litigation and keep Parent reasonably informed with respect to the status thereof. Shareholder agrees that it shall not compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed to the extent that any such compromise, offer, agreement or arrangement does not involve any monetary payment to any plaintiff or their counsel).

ARTICLE III

CONFIDENTIAL INFORMATION

   Section 3.1      Confidential Information.

(a)        Shareholder hereby agrees that he or she shall not at any time, directly or indirectly, use, disclose or publish, or permit any other Person to disclose or publish, any Confidential Information, or use any such Confidential Information in a manner detrimental to the interests of the Company, Parent or any of their respective present or future subsidiaries or affiliates, unless (i) such information is or becomes generally known to the public through no fault of Shareholder, (ii) Shareholder is advised in writing by counsel that disclosure is required by Law or the order of a Governmental Authority of competent jurisdiction under applicable Law, or (iii) Shareholder reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against Shareholder; provided that, prior to disclosing any information pursuant to clause (ii) or (iii) above, Shareholder shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(b)        For purposes of this Section 3.1, “Confidential Information” shall mean all confidential information and/or proprietary information relating to the Company and its Subsidiaries, including business plans, objectives and strategies; intellectual property, including trade secrets, designs and drawings, prototypes and know-how; product information; sales and marketing and advertising strategies, information and materials; customer lists; sales training

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materials; employee benefit program materials; accounting records and procedures; financial information; cost and pricing information; contractual arrangements with customers or suppliers; manuals and handbooks; employee and independent contractor compensation structures; and computer programs and data.

Section 3.2      Acknowledgment of Unfair Competition.  Shareholder hereby acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information by any means whatsoever and any time before, during or after the Closing Date shall constitute “Unfair Competition”. Shareholder agrees that he or she shall not engage in Unfair Competition.

Section 3.3      Acknowledgement of Materiality.  Shareholder acknowledges that (a) Shareholder will be receiving valuable consideration in the Merger pursuant to the Merger Agreement and (b) the confidentiality obligations and Unfair Competition restrictions set forth in this ARTICLE III are (i) being made as part of the sale of Shareholder’s equity interests in the Company in connection with the Merger, and (ii) are deemed necessary by Parent and the Company for the protection of the Confidential Information, business and goodwill of the Company, and are considered by Shareholder to be fair and reasonable for such purposes.

ARTICLE IV

MISCELLANEOUS

Section 4.1      Effectiveness.  If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 4.2      Waiver of Appraisal Rights.  Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 4.3      Directorship Resignations.  Shareholder hereby tenders his or her resignation from any directorships that he or she occupies with the Company and any of its Subsidiaries, as the case may be, subject to and effective upon the Effective Time.

Section 4.4      Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (a) they have read this Agreement; (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) they understand the terms and consequences of this Agreement; and (d) they are fully aware of the legal and binding effect of this Agreement.

Section 4.5      Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

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Section 4.6      Expenses; Attorneys’ Fees.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 4.7      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery, (b) upon confirmation of receipt of facsimile transmission, or (c) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

     (a)        If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360

Attention:  Melanie S. Cibik

Telephone No.: (805) 373-4605

Telecopier No.: (805) 373-4610

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

     (b)        If to Shareholder, to the address for notice set forth on Exhibit A hereto.

with a copy to each of:

Levett Rockwood P.C.

33 Riverside Avenue, Westport CT 06880

Attention: Barbara A. Young

Telephone No.:  (203) 222-0885

Telecopier No.: (203) 226-8025

and

Edwards Wildman Palmer LLP

111 Huntington Avenue, Boston, MA 02199

Attention: Stacie S. Aarestad

Telephone No.: (617) 239-0314

Telecopier No.: (866) 955-8599

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Section 4.8       Severability.  In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 4.9       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

Section 4.10     Assignment.  No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

Section 4.11     No Third-Party Beneficiaries.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 4.12     Further Assurance.  Each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.13     Certain Events.  Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 4.14     No Waiver.  The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 4.15     Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent would be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder set forth in

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this Agreement. Accordingly, each Shareholder agrees that Parent shall have the right to enforce specifically the terms and provisions hereof in any court having jurisdiction and Parent shall be entitled to seek an injunction (without posting any bond or other undertaking) restraining Shareholder from violating such terms and provisions, this being in additions to any other right or remedy to which Parent or Merger Sub may be entitled under this Agreement at law, or in equity.

Section 4.16     Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without giving effect to provisions thereof relating to conflicts of law. Each of the parties hereto, hereby submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Connecticut in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof.

Section 4.17     WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.18     Headings.  The descriptive headings contained in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.19     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

Section 4.20     Press Releases.  No press release or public announcement concerning the Merger Agreement, this Agreement or the transactions contemplated hereby shall be made by Shareholder or by Shareholder’s affiliates or representatives (other than the Company) without advance written approval thereof by Parent.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:

Name:

Title:

LIGHTNING MERGER SUB, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name:

Address:

[See Schedule of Shareholders and Shares]

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

EXHIBIT A

SCHEDULE OF SHAREHOLDERS AND SHARES

Name of Beneficial and Record Owner	Common Stock	Stock Options	Restricted Stock
Kevin M. Conlisk	28,652	3,750	980
Michael H. Flynn	14,020	1,875	1,380
George R. Kabureck	15,637	-	1,380
Stephen F. Ryan	6,820	4,500	1,580
Peter J. Siciliano	5,370	3,750	680
Gerald A. Smith	24,394	3,750	980

TOTAL	94,893	17,625	6,980

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELEDYNE BOLT, INC.

(A Stock Corporation)

Teledyne Bolt, Inc. (the “Corporation”), a corporation organized and existing under the organized under the Connecticut Business Corporation Act (the “Act”), hereby certifies as follows:

ARTICLE I

The name of the corporation is Teledyne Bolt, Inc.

ARTICLE II

The total number of shares which the Corporation is authorized to issue is 1,000, all of which shall be common stock, with a par value of $.01 per share (the “Common Stock”).

ARTICLE III

The street address of the Corporation’s registered office is 330 Roberts Street, Suite 203, East Hartford, CT 06108-3654. The name of the Corporation’s registered agent is National Corporate Research, Ltd.

ARTICLE IV

The personal liability of a director to the Corporation or its shareholders shall be limited to the fullest extent permitted by Section 33-636(b)(4) of the Act. If the Act is hereafter amended or superseded to incorporate provisions further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation shall be eliminated or

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limited to the fullest extent permitted by the Act, as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE V

The Corporation shall be permitted to indemnify a director of the Corporation for liability to any person for any action taken, or any failure to take any action, as director of the Corporation to the fullest extent permitted by Section 33-636(b)(5) of the Act. If the Act is hereafter amended or superseded to incorporate provisions providing greater indemnification of a director for liability, then the Corporation shall be permitted to provide such greater indemnification to the fullest extent permitted by the Act as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of the Certificate of Incorporation inconsistent with this Article, shall affect the Corporation’s power to indemnify, or advance expenses to, a director of the Corporation for any liability stemming from acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision. For purposes of this Article, the terms “director” and “liability”, as they relate to a director of the Corporation and liability incurred by such director in his capacity as a director of the Corporation, shall have the respective meanings ascribed to the terms “director” and “liability” in Section 33-770 of the Act, as now in effect or as it may hereafter be amended or superseded.

Dated this        day of                   , 2014

Teledyne Bolt, Inc.

By:
Title:

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